UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Diebold, Incorporated
(Name of Registrant as Specified In Its Charter)
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5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077
March 10, 2016
Dear Shareholder:
The 2016 Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on Thursday, April 21, 2016 at 11:30 a.m. EDT.
As described in the accompanying Notice and Proxy Statement, at the Annual Meeting, you will be asked to (1) elect ten directors, (2) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016, and (3) approve, on an advisory basis, our named executive officer compensation.
We are pleased to continue to take advantage of the Securities and Exchange Commission rules allowing us to furnish proxy materials to shareholders on the Internet. We believe that these rules provide you with proxy materials more quickly and reduce the environmental impact of our Annual Meeting. Accordingly, we are mailing to shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review our 2016 Proxy Statement and Annual Report for the year ended December 31, 2015, and to vote online or by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions for requesting these materials on the Notice of Internet Availability of Proxy Materials.
All holders of record of Diebold, Incorporated common shares at the close of business on February 26, 2016 are entitled to vote at the 2016 Annual Meeting. You may vote online at www.proxyvote.com. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card promptly in the return envelope or by calling a toll-free number.
If you are planning to attend the meeting, directions to the meeting location are included on the back page. If you are unable to attend the meeting, you may listen to a replay that will be available on our web site at http://www.diebold.com. The replay may be accessed on our web site soon after the meeting and shall remain available for up to three months.
We look forward to seeing those of you who will be attending the meeting.

Sincerely,

HENRY D. G. WALLACE	ANDREAS W. MATTES
Chairman of the Board	President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on April 21, 2016.
This proxy statement, along with our Annual Report for the year ended December 31, 2015, including exhibits, are available free of charge at www.proxyvote.com (you will need to reference the 16-digit control number found on your proxy card or Notice of Internet Availability of Proxy Materials in order to vote).

5995 Mayfair Road
P. O. Box 3077 • North Canton, Ohio 44720-8077
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 21, 2016
11:30 a.m. EDT

Dear Shareholder:
The Annual Meeting of Shareholders of Diebold, Incorporated will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720, on April 21, 2016 at 11:30 a.m. EDT, for the following purposes:

1.	To elect ten directors;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016; and

3.	To approve, on an advisory basis, our named executive officer compensation.
Your attention is directed to the attached proxy statement, which fully describes these items.
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Holders of record of Diebold common shares at the close of business on February 26, 2016 will be entitled to vote at the Annual Meeting.
The enclosed proxy card is solicited, and the persons named therein have been designated, by Diebold’s Board of Directors.

By Order of the Board of Directors

Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Secretary

March 10, 2016
(approximate mailing date)

You are requested to cooperate in assuring a quorum by voting online at www.proxyvote.com or, if you received a paper copy of the proxy materials, by filling in, signing and dating the enclosed proxy and promptly mailing it in the return envelope.

DIEBOLD, INCORPORATED
5995 Mayfair Road
P.O. Box 3077 North Canton, Ohio 44720-8077
PROXY STATEMENT
2016 ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS

i

PROXY SUMMARY
This proxy statement is furnished to shareholders of Diebold, Incorporated (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at our 2016 Annual Meeting of Shareholders, and any postponements or adjournments of the meeting.
These proxy materials are being sent to our shareholders on or about March 10, 2016.
This proxy summary is intended to provide an overview of the information you can find elsewhere in this proxy statement. As this is only a summary, we encourage you to read the proxy statement in its entirety for more information about these topics before voting.

Meeting Information
Time and Date	11:30 a.m. EDT, April 21, 2016

Place	Courtyard Marriott 4375 Metro Circle NW North Canton, Ohio 44720

Record Date	Close of Business on February 26, 2016

Proposals for Your Vote and Board Recommendations
Proposal	Board Recommendation	Page References (for more detail)
1. To Elect Ten Directors	FOR EACH NOMINEE	16-20
2. To Ratify the Appointment of Our Independent Registered Public Accounting Firm (KPMG LLP)	FOR	66
3. Advisory Vote to Approve Named Executive Officer Compensation	FOR	23-44, 67
Information on voting mechanics, approval requirements and related matters can be found in the "Voting Information" and "Other Matters" sections starting on pages 4 and 69.

Business Performance and Strategic Initiatives

We continue to execute our multi-year transformation, Diebold 2.0, with the primary object of transforming into a world-class, services-led and software-enabled company, supported by innovative hardware. During the second half of 2015, we moved from the "Crawl" phase of our transformation into the "Walk" phase where we will focus on increasing the mix of revenue from services and software and shaping our portfolio. We made several strategic decisions to reshape our portfolio, including the divestiture of our North America electronic security business and the successful acquisition and integration of Phoenix Interactive Design. As part of our targeted savings objective, we achieved $150 million of gross cost savings through 2015 and reinvested approximately 50% of that to drive long-term growth and operational efficiency.

In the governance and compensation area, we eliminated all excise tax gross-ups in our historical change-in-control agreements, renegotiated the employment contract with our Chief Executive Officer and continued to examine and adjust our compensation structure and incentives to appropriately align our shareholders’ interests with those of our directors and officers.

Overview of Our Board Nominees
You are being asked to vote to elect each of the following nominees to our Board of Directors. The tables that follow provide summary information about our nominees, and detailed information about each director’s background, skills and expertise can be found in Proposal 1: Election of Directors on pages 16-20.

				Committee Membership
Name and Occupation / Career Highlights	Age	Director Since	Independent	Audit	Board Gov.	Comp.	Fin.	TS&I
Patrick W. Allender Retired Executive Vice President, Chief Financial Officer and Secretary, Danaher Corporation	69	2011	Yes	Chair			•
Phillip R. Cox President and Chief Executive Officer, Cox Financial Corporation	68	2005	Yes		•	Chair
Richard L. Crandall Managing Partner, Aspen Venture LLC	72	1996	Yes		•			Chair
Gale S. Fitzgerald Retired President and Director, TranSpend, Inc.	65	1999	Yes	•	Chair
Gary G. Greenfield Partner, Court Square Capital Partners	61	2014	Yes				•	•
Andreas W. Mattes President and Chief Executive Officer, Diebold, Incorporated	54	2013	No
Robert S. Prather, Jr. President and CEO of Heartland Media, LLC	71	2013	Yes	•			•
Rajesh K. Soin Chairman of the Board and Chief Executive Officer, Soin, LLC	68	2012	Yes			•		•
Henry D. G. Wallace Non-executive Chairman of the Board, Diebold, Incorporated	70	2003	Yes		•	•
Alan J. Weber Chief Executive Officer, Weber Group LLC	67	2005	Yes	•			Chair
Information about our Audit Committee, Board Governance Committee, Compensation Committee, Finance Committee, and Technology Strategy and Innovation Committee can be found on pages 7-9.

See pages 14-16 for more information on our consideration of director nominees and additional detail regarding the key qualifications and skills of our 2016 nominees. Information about our directors’ compensation and share ownership is provided on pages 12-14 and 22.

VOTING INFORMATION

Q:	What items will be voted on at the Annual Meeting and how does the Board recommend I vote?
A:	You are being asked to vote on the proposals outlined above on page 1 of "Proxy Summary," and the Board recommends a vote FOR each nominee and FOR each of Proposals 2 and 3.

Q.	What happens if other matters are properly presented at the Annual Meeting?
A.
If a permissible proposal other than the listed proposals is presented at the Annual Meeting, your proxy gives authority to the individuals named in the proxy to vote on any such proposal in accordance with their best judgment. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Q:	Who is entitled to vote at the Annual Meeting?
A:
Our record date for the 2016 Annual Meeting is February 26, 2016. Each shareholder of record of our common shares as of the close of business on February 26, 2016 is entitled to one vote for each common share held. As of the record date, there were 65,137,132 common shares outstanding and entitled to vote at the Annual Meeting.

Q:	How do I vote?
A:	If you were a shareholder on the record date and you held shares in your own name, you have three ways to vote and submit your proxy before the 2016 Annual Meeting:
• By mail – You may vote by completing, signing and returning the proxy card that you will receive in the mail;

•    By Internet – We encourage you to vote and submit your proxy online at www.proxyvote.com. Even if you request and receive a paper copy of the proxy materials, you may vote online by going to www.proxyvote.com and entering your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested; or

•    By telephone – You may vote and submit your proxy by calling 1-800-690-6903 and providing your control number, which is a 16-digit number located in a box on your proxy card that you can also receive in the mail, if requested.

If you complete and submit a proxy card, the persons named as proxies on your proxy card, which we refer to as the Proxy Committee, will vote the shares represented by your proxy in accordance with your instructions. If you submit your proxy card but do not indicate your voting preferences, the Proxy Committee will vote according to the recommendation of the Board.

Q:	Can I change my vote after I have voted?
A:	You may change your vote at any time before your proxy is voted at the 2016 Annual Meeting by:
• Revoking your proxy by sending written notice or submitting a later dated, signed proxy before the 2016 Annual Meeting to our Corporate Secretary at the Company’s address above;
• Submitting a later dated, signed proxy before the start of the 2016 Annual Meeting;
• If you have voted by the Internet or by telephone, you may vote again over the Internet or by telephone up until 11:59 p.m. EDT on April 20, 2016; or
• Attending the 2016 Annual Meeting, withdrawing your earlier proxy and voting in person.

Q:	What is cumulative voting and how can I cumulate my votes for the election of directors?
A:
In cumulative voting, each shareholder may cast a number of votes equal to the number of shares owned multiplied by the number of directors to be elected, and that number of the votes may be cast all for one director-nominee only or distributed among the director-nominees.

In order to cumulate votes for the election of a director, a shareholder must give written notice to our non-executive Chairman, any Vice President or our Corporate Secretary no later than 11:29 a.m. EDT on April 19, 2016 that the shareholder desires that the voting for the election of directors be cumulative, and if an announcement of such notice is made upon convening the Annual Meeting by the Chairman or Corporate Secretary of the meeting, or by or on behalf of the shareholder giving the notice, each shareholder will have cumulative voting.

We have received written notice from a shareholder that he desires that cumulative voting be in effect for the election of directors. Accordingly, unless contrary instructions are received on the enclosed proxy, it is presently intended that all votes represented by properly executed proxies will be divided evenly among the director-nominees. However, if voting in such manner would not be effective to elect all such director-nominees, votes will be cumulated at the discretion of the Proxy Committee so as to maximize the number of such director-nominees elected.

Q:	How many votes are required to adopt each proposal?
A:
For Proposal 1, the director-nominees receiving the greatest number of votes will be elected, subject to our Majority Voting Policy described below. For each of Proposals 2 and 3, the affirmative vote of the holders of a majority of the votes cast, whether in person or by proxy, is required for approval. The results of the voting at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting.

Q:	What is the Majority Voting Policy?
A:
Our Board of Directors has adopted a policy that any director-nominee who is elected but receives a greater number of votes withheld from his or her election than votes in favor of election, in an election that is not a contested election, is expected to tender his or her resignation following certification of the shareholder vote, as described in greater detail below under "Majority Voting Policy."

Q:	What is a "broker non-vote?"
A:
If your shares are held in the name of a brokerage firm, your shares may be voted even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange, or NYSE, rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters. When a proposal is not a routine matter under NYSE rules and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is referred to as a "broker non-vote."

Proposal 2, the ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016, is the only routine matter for which the brokerage firm who holds your shares can vote your shares on these proposals without your instructions. Accordingly, there should be no broker non-votes with respect to Proposal 2. Broker non-votes will have no effect on the outcome of Proposals 1 or 3.

Q:	How many shares must be present to constitute a quorum and conduct the Annual Meeting?
A:
A quorum is necessary to hold the Annual Meeting. A majority of the outstanding shares present or represented by proxy constitutes a quorum for the purpose of adopting a proposal at the Annual Meeting. If you are present and vote in person at the Annual Meeting, or vote on the internet, by telephone or by submitting a properly executed proxy card, you will be considered part of the quorum. Broker non-votes will not be part of the voting power present, but will be counted to determine whether or not a quorum is present.

Q:	What happens if I abstain?
A:
A share voted "abstain" with respect to any proposal is considered as present and entitled to vote with respect to the proposal, but is not considered a vote cast with respect to the proposal. Accordingly, for Proposal 1, abstentions will have no effect on the election of directors, except in regards to the Majority Voting Policy described below. For Proposals 2 and 3, abstentions will not be counted for determining the outcome of these proposals.

Q:	Why did I receive a one-page notice in the mail regarding internet availability of proxy materials instead of a full set of proxy materials?
A:
Under rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials on the internet. Accordingly, we are sending you a Notice of Internet Availability of Proxy Materials. The instructions found in the notice explain that all shareholders will have the ability to access the proxy materials on www.proxyvote.com or request to receive a printed copy of the proxy materials. You may also request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Diebold encourages you to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting.

Q:	What shares are included on my proxy card or Notice of Internet Availability of Proxy Materials?
A:
The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card or Notice of Internet Availability of Proxy Materials means that certain of your shares are registered differently and are in more than one account. If you receive more than one proxy card, sign and return all your proxy cards to ensure that all your shares are voted. If you receive more than one Notice, reference the distinct 16-digit control number on each Notice when voting by Internet.

CORPORATE GOVERNANCE

Board Leadership Structure
Our Board is committed to strong leadership and currently maintains separate roles of our Chief Executive Officer, or CEO, and our Chairman of the Board. We believe this structure is effective for our current circumstances and a good governance practice. The Board does not have a specific policy with respect to separating or combining these roles, or whether the Chairman should be an employee or non-employee director and will continue to periodically review our leadership structure in light of corporate governance standards, market practices and our specific circumstances and needs.
Board and Director Assessments
The Board Governance Committee oversees the Board and director assessment program, as noted below in "Board Committees and Composition." When taken together, the following assessment program provides a holistic review of the role, performance and function of the full Board, the Chairman and each director, in relation to the Company’s needs, challenges and opportunities. The assessment program includes a full board self-assessment, committee assessments, a chairman assessment, and individual director assessments. The full board self-assessment includes comprehensive questions designed to provide a holistic evaluation of the performance of the Board in light of our needs. The committee, chairman, and individual director assessments are more specifically tailored. The assessment results are shared with the applicable directors, committee members, and the full Board, and appropriate action plans are prepared and executed.
Board Meetings and Executive Sessions
The Board held five regular meetings and two special meetings in person or telephonically during 2015, along with frequent telephonic updates around strategic transactions. All of our current directors attended 75% or more of the aggregate of all meetings of the Board and the Board committees on which they served during 2015.
In accordance with the NYSE’s corporate governance standards, our independent directors regularly meet in executive session without management present, generally following each regularly-scheduled Board meeting. In addition, on occasion, our independent directors will meet in executive session prior to the start of a Board meeting.
While Diebold does not have a formal policy regarding directors’ attendance at the Annual Meeting of Shareholders, it is expected that all directors attend the 2016 Annual Meeting unless there are extenuating circumstances for non-attendance. All directors standing for re-election attended the 2015 Annual Meeting of Shareholders.
Board Risk Oversight
The Board and the Board committees collectively play an active role in overseeing management of our risks and in helping establish an appropriate risk tolerance. The Board oversees our risk strategy and effectiveness; however, management is responsible for identifying risks inherent in our business, as well as implementing and supervising day-to-day risk management. Accordingly, the Board and the appropriate committees receive regular reports from our senior management on areas of material risk to us, including operational, financial, strategic, compliance, cybersecurity, competitive, reputational, legal and regulatory risks. The Board also meets with senior management as part of each Board meeting, and more frequently as needed, to discuss strategic planning, including the key risks inherent in our short- and long-term strategies. Senior management then provides the Board with periodic updates throughout the year with respect to these strategic initiatives and the impact and management of these key risks.

In addition, each Board committee is responsible for evaluating certain risks within its area of responsibility and overseeing the management of such risks. The entire Board is then informed about such risks and management’s response to each risk through regular committee reports delivered by the Committee Chairs.
We also have robust internal dialog among our operations, finance, compliance, treasury, tax, legal and internal audit departments, among others, whenever a potential risk arises. These discussions are escalated to our CEO, Chief Financial Officer, Chief Security Officer, Corporate Controller, Chief Legal Officer, Chief Ethics and Compliance Officer, Chief Human Resources Officer, Chief Communications Officer, and/or Vice President, Internal Audit and other Vice Presidents of our various divisions and regions, as appropriate, with open lines of communication among them, the various committees of the Board and the entire Board.
We believe that the Board’s approach and continued evaluation of its risk oversight, as described above, optimize its ability to assess the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Diebold. We also believe that our Board leadership structure complements our risk management structure because it allows our independent directors to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.
Board Committees and Composition
The Board’s current standing committees are the Audit Committee, Board Governance Committee, Compensation Committee, Finance Committee and Technology Strategy and Innovation Committee. Each committee's members and meetings during 2015 and functions are described below.

Audit Committee*
Members:
Patrick W. Allender (Chair), Gale S. Fitzgerald, Robert S. Prather, Jr., and Alan J. Weber
All members of this committee qualify as independent.
Meetings:
This committee met in person or telephonically ten times during 2015, and had informal communications with management, as well as with our independent auditors, at various other times during the year.
Contact:
auditchair@diebold.com
Committee Report:  See page 65.

Primary Duties and Responsibilities:
•    Monitors the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and ethics and compliance.
•    Monitors the independence and performance of our outside auditors and performance and controls of our internal audit department.
•    Provides an avenue of communication among the outside auditors, management, the internal audit department and the Board.
Financial Experts:
The Board has determined that Messrs. Allender and Weber are audit committee financial experts within the meaning of such term under Item 407(d)(5) of Regulation S-K.

* This committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, or the Exchange Act.

Board Governance Committee
Members:
Gale S. Fitzgerald (Chair), Phillip R. Cox, Richard L. Crandall and Henry D. G. Wallace
All members of this committee qualify as independent.
Meetings:
This committee met in person or telephonically five times during 2015, and had informal communications with management at various other times during the year.
Contact:
bdgovchair@diebold.com

Primary Duties and Responsibilities:
•    Insures Board oversight of our enterprise risk management process.
•    Reviews qualifications of potential director candidates.
•    Makes recommendations to the Board to fill vacancies or consider the appropriate size of the Board.
•    Makes recommendations regarding corporate governance principles, Board committee composition, and the directors’ compensation for their services on the Board and on Board committees.
•    Leads and oversees all of the Board and Committee assessments.
•    Oversees director orientation and education, as described in "Director Orientation and Education" below.

Compensation Committee
Members:
Phillip R. Cox (Chair), Rajesh K. Soin and Henry D. G. Wallace
All members of this committee qualify as independent.
Meetings:
This committee met in person or telephonically five times during 2015, and had informal communications with management, as well as the Committee’s independent compensation consultant, at various other times during the year.
Contact:
compchair@diebold.com
Committee Report:  See page 23

Primary Duties and Responsibilities:
• Administers our executive compensation program.
• Oversees our equity plans (including reviewing and approving equity grants to executive officers).
• Annually reviews and approves all pay decisions relating to executive officers.
• Determines and measures achievement of corporate and individual goals, as applicable, by our executive officers under our short- (annual) and long-term incentive plans, and makes recommendations to the Board for ratification of such achievements.
• Reviews the management succession plan and proposed changes to any of our benefit plans, such as retirement plans, deferred compensation plans and 401(k) plans.
• For additional discussion of the committee’s role, processes and procedures in connection with executive compensation, see "Compensation Discussion and Analysis - Role of the Compensation Committee" below.

Finance Committee
Members:
Alan J. Weber (Chair), Patrick W. Allender, Gary G. Greenfield and Robert S. Prather, Jr.

All members of this committee qualify as independent.
Meetings:
This committee met in person or telephonically four times in 2015, and had informal communications with management at various other times during the year.

Primary Duties and Responsibilities:
•    Makes recommendations to the Board with respect to material or other significant transactions.
•    Establishes investment policies, including asset allocation, for our cash, short-term securities and retirement plan assets and oversees the management of those assets.
•    Reviews our financial exposure and liabilities, including the use of derivatives and other risk management techniques.
•    Makes recommendations to the Board related to customer financing activities and funding plans for our company.

Technology Strategy and Innovation Committee
Members: Richard L. Crandall (Chair), Gary G. Greenfield and Rajesh K. Soin All members of this committee qualify as independent. Meetings: This committee met in person one time in 2015.
Primary Duties and Responsibilities:
•    Assists the Board in its oversight of our investment in services technology and intellectual property.
•    Evaluates our global technology and innovation strategies and initiatives, including their impact on our performance and competitive position.
•    Evaluates management proposals for strategic technology investments, divestitures, and acquisitions.
•    Provides clarification and validation to the Board on the direction of our company as it relates to technology and innovation.

Corporate Governance Materials Available on Our Website
Copies of the following documents, among others, are available on our website (www.diebold.com) in the Corporate Governance portion of the Investor Relations section under the Company tab:

•	Current Charters for our Audit, Board Governance, Compensation, Finance, and Technology Strategy and Innovation Committees;

•	Our Director Independence Standards;

•	Our Corporate Governance Guidelines;

•	Our Code of Business Ethics.
Information on our website is not, and will not be deemed to be, a part of or incorporated into this proxy statement.
Director Independence
The Board determined that each of Patrick W. Allender, Phillip R. Cox, Richard L. Crandall, Gale S. Fitzgerald, Gary G. Greenfield, Robert S. Prather, Jr., Rajesh K. Soin, Henry D. G. Wallace and Alan J. Weber, has no material relationship with Diebold (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent under our director independence standards, the NYSE director independence standards, and the SEC independence requirements, as applicable and as currently in effect. Andreas W. Mattes does not meet these independence standards because he is employed as our President and CEO.
In making the independence determinations, the Board considered the following:

•
Mr. Crandall serves on the board of directors of R.R. Donnelley & Sons Company, which provided printing services related to our proxy statement for our 2015 annual meeting of shareholders for a fee of approximately $21,000.  In addition, Mr. Crandall owns the Enterprise Software CEO Roundtable, and our CEO Mr. Mattes was a member of that Roundtable in 2015 and will be for 2016.  Mr. Mattes did not join the Roundtable until after Mr. Crandall stepped down from his membership on our Compensation Committee in April 2015.  The standard annual fees, which were paid by Diebold to the Roundtable, were $8,500 for 2015 and $9,500 for 2016.  The Board determined that the provision of services by R.R. Donnelley, Mr. Crandall’s service on the R.R. Donnelley board, and the Roundtable’s receipt of a membership fee from Diebold did not create a material relationship or impair the independence of Mr. Crandall.

•
Mr. Weber serves on the board of directors of Broadridge Financial Solutions, Inc., which provided processing, mailing and tabulation services for our proxy statement in 2015 for a fee of approximately $105,000. The Board determined that the provision of these services and Mr. Weber’s board membership did not create a material relationship or impair the independence of Mr. Weber.

•
Mr. Cox serves as President and CEO of Cox Financial Corporation, which may act as the broker with respect to certain supplemental disability benefits purchased by our employees, at their own expense and election, from certain insurance companies. Diebold is not a client or customer of Cox Financial Corporation and does not participate in the employee’s decision. Employees of Cox Financial Corporation received aggregate commissions from the respective insurance companies of approximately $14,930 during 2015. The Board determined that the provision of these brokerage services to our employees, at their own expense and election, for purposes of their long-term disability insurance coverage, did not create a material relationship or impair the independence of Mr. Cox.

Related Person Transaction Policy
Pursuant to our director independence standards, discussed above, and our Corporate Governance Guidelines, discussed below in "Board Diversity, Director Qualifications and Corporate Governance Guidelines," we do not engage in transactions with non-employee directors or their affiliates if a transaction would cause an independent director to no longer be deemed independent, would present the appearance of a conflict of interest or is otherwise prohibited by law, rule or regulation. This includes, directly or indirectly, any extension, maintenance or renewal of an extension of credit to any of our directors.
This prohibition also includes significant business dealings with directors or their affiliates, charitable contributions that would require disclosure in our proxy statement under the rules of the NYSE, and consulting contracts with, or other indirect forms of compensation to, a director. Any waiver of this policy may be made only by the Board and must be promptly disclosed to our shareholders.
In 2015, we did not engage in any related person transaction(s) requiring disclosure under Item 404 of Regulation S-K.

Communications with Directors
Shareholders and interested parties may communicate with our Audit, Board Governance and Compensation Committee Chairs by sending an email to the address provided in the applicable committee description above or with our non-employee directors as a group by sending an email to nonmanagementdirectors@diebold.com.
Communications may also be directed in writing to such person or group at Diebold, Incorporated, Attention: Corporate Secretary, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077. The independent members of the Board have approved a process for handling communications we receive that are addressed to non-employee members of the Board. Under that process, the Corporate Secretary will review all such communications and determine whether communications require immediate attention. The Corporate Secretary will forward communications, or a summary of communications, to the appropriate director or directors.
Code of Business Ethics
All of our directors, executive officers and employees are required to comply with certain policies and protocols concerning business ethics and conduct as provided in our Code of Business Ethics, or the Code. The Code ties our core values to the ethical principles that must guide our business decisions. The Code also provides clear information on the resources available for directors, executive officers and employees to ask questions and report unethical behavior. All members of the Board have received training specific to the Code.
The Code applies not only to us, but also to all of our domestic and international affiliates and subsidiaries. The Code describes certain responsibilities that our directors, executive officers and employees have to Diebold, to each other and to our global partners and communities. It covers many topics, including compliance with laws, including the Foreign Corrupt Practices Act and relevant global anti-corruption laws, conflicts of interest, intellectual property and the protection of competitive and confidential information, as well as maintaining a respectful and non-retaliatory workplace. The Code also includes and links to our Conflicts of Interest Policy, which further details the requirements for our officers, directors and employees to avoid and disclose potential conflicts, including those that may result from related party transactions. In addition, our employees are required to report any conduct that they believe in good faith to be a violation of the Code. Our Audit Committee has procedures to receive, retain and treat complaints regarding accounting, internal financial controls or auditing matters, and to allow for the confidential and anonymous submission of concerns regarding questionable practices or potential violations of our policies, including the Code.
Compensation Committee Interlocks and Insider Participation
The members of the Compensation Committee during the year ended December 31, 2015 were Phillip R. Cox, Chair, Rajesh K. Soin, Henry D. G. Wallace, Richard L. Crandall (through April 2015), and Gale S. Fitzgerald (through April 2015). No member of the Compensation Committee has had any relationships requiring disclosure by us under the SEC’s rules requiring disclosure of certain relationships and related person transactions. No officer or employee of Diebold served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of Diebold or member of the Compensation Committee during 2015.
Director Orientation and Education
All new directors participate in a director orientation program. The Board Governance Committee oversees this introduction and orientation process where the new director meets with key senior management personnel and takes a tour through our global solutions center to improve his or her understanding of our business and global products and solutions. In addition, the orientation process educates the new director on the history of the Company, our strategic plans, significant financial matters, core values, including ethics and compliance programs (and also including our Code of Business Ethics), corporate governance practices and other key policies and practices.
COMPENSATION OF DIRECTORS
The following director compensation is determined by the Board at the recommendation of the Board Governance Committee. With respect to non-employee directors, it is our goal to provide directors with fair and competitive compensation, while ensuring that their compensation is closely aligned with shareholder interests.
The annual retainer received by the directors during 2015 remained the same as that paid in 2014. Accordingly, during 2015, our non-employee directors received an annual retainer of $65,000 for their service as directors. Our non-executive Chairman of the Board received an additional annual retainer of $100,000.
In addition to their annual retainers, our non-employee directors also received the following annual committee fees for their participation as members or as Chairs of one or more Board committees:

	Member	Chair
Audit Committee	$12,500	$25,000
Compensation Committee	$10,000	$20,000
Board Governance Committee	$7,500	$15,000
Finance Committee	$7,500	$15,000
Technology Strategy and Innovation Committee	$7,500	$15,000

The varying fee amounts are intended to reflect differing levels of responsibility, meeting requirements and fiduciary duties. The fees for a director who joins or leaves the Board or assumes additional responsibilities during the year are pro-rated for his or her period of actual service. A director may elect to defer receipt of all or a portion of his or her compensation pursuant to the Deferred Compensation Plan No. 2 for Directors.
In addition to cash compensation, each non-employee director may receive equity awards under our Amended and Restated 1991 Equity and Performance Incentive Plan, as amended and restated on February 12, 2014, which we refer to as the Plan. We aim to provide a balanced mix of cash and equity compensation to our directors that targets the directors’ total pay at the median of a peer group of companies in similar industries and of comparable size and revenue. This peer group is the same one used by our Compensation Committee for benchmarking executive compensation, which is discussed in more detail below in "Peer Companies and Competitive Market Data" under "Compensation Discussion and Analysis."
In 2015, each non-employee director was awarded 3,534 deferred common shares, subject to a one-year vesting condition. Each award approximated $125,000 in value and provides for dividend equivalent payments in cash during the restricted period. Our non-employee directors have received deferred common shares awards since 2007. We believe these awards strengthen the directors’ ties to shareholder interests by aligning their long-term economic interests and that these awards provide effective ways to help our directors build stock ownership.

2015 Director Compensation
The following table details the compensation of our non-employee directors for 2015:

Name	Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
Patrick W. Allender	97,500	125,386	15,630	238,516
Phillip R. Cox	90,250	125,386	27,590	243,226
Richard L. Crandall	87,500	125,386	27,992	240,878
Gale S. Fitzgerald	90,000	125,386	27,130	242,516
Gary G. Greenfield	76,250	125,386	3,957	205,593
Robert S. Prather, Jr.	82,000	125,386	11,514	218,900
Rajesh K. Soin	81,250	125,386	12,525	219,161
Henry D. G. Wallace	181,250	125,386	29,545	336,181
Alan J. Weber	89,250	125,386	29,857	244,493

[1]
This column reports the amount of cash compensation earned in 2015 for Board and committee service, including Board retainer amounts discussed above and the following committee fees earned in 2015 (partial amounts reflect pro-rated fees based on time of actual committee service during 2015):

Name	Audit Committee ($)	Board Governance Committee ($)	Compensation Committee ($)	Finance Committee ($)	Technology Strategy & Innovation Committee ($)
Patrick W. Allender	25,000	3,750	—	3,750	—
Phillip R. Cox	—	3,750	20,000	1,500	—
Richard L. Crandall	—	3,750	3,750	—	15,000
Gale S. Fitzgerald	6,250	15,000	3,750	—	—
Gary G. Greenfield	—	—	—	3,750	7,500
Robert S. Prather, Jr.	11,750	—	—	5,250	—
Rajesh K. Soin	—	3,750	8,750	—	3,750
Henry D. G. Wallace	—	7,500	8,750	—	—
Alan J. Weber	11,750	—	—	12,500	—

[2]
This column represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 for deferred shares granted to our non-employee directors in 2015, as further described above. Each director received 3,534 deferred shares as of April 23, 2015, with a closing price of our common shares on that date of $35.48. The actual value a director may realize will depend on the stock price on the date the deferral period ends. As of December 31, 2015, the aggregate number of vested and unvested deferred shares held by our current directors was: Mr. Allender, 13,684; Mr. Cox, 24,084; Mr. Crandall, 24,434; Ms. Fitzgerald, 23,684; Mr. Greenfield, 3,534; Mr. Prather, 7,734; Mr. Soin, 10,984; Mr. Wallace, 25,784; and Mr. Weber, 23,684. In addition, as of December 31, 2015, the aggregate number of common shares issuable pursuant to options outstanding held by current directors was: Mr. Cox, 4,500; Mr. Crandall, 4,500; Ms. Fitzgerald, 4,500; Mr. Wallace, 4,500; and Mr. Weber, 4,500. These options were awarded to Messrs. Cox, Crandall, Wallace and Weber and Ms. Fitzgerald prior to 2007. All of these options vested prior to December 31, 2005 and are subject to reload rights under which the director can elect to pay the exercise price using previously owned shares and receive a new option at the then-current market price for a number of shares equal to those surrendered. The reload feature is only available if the director agrees to defer receipt of the balance of the option shares for at least two years.

[3]	This column represents dividend equivalents paid in cash on deferred shares.

Director Stock Ownership Guidelines
As reported in our 2014 proxy, the Board updated its stock ownership guidelines in 2013 to better align with the practices of our peer group (discussed further below under "Peer Companies and Competitive Market Data" under "Compensation Discussion and Analysis"). Each non-employee director is expected to own common shares of Diebold valued at least five times the annual retainer, and the directors are not permitted to sell any vested shares prior to meeting this ownership level. We count the deferred shares held by the directors for purposes of these guidelines, which are intended to build stock ownership among non-employee directors and ensure that their long-term economic interests are aligned with those of other shareholders. The majority of our directors have exceeded the ownership guidelines, while our directors who were appointed most recently are on track to achieve the ownership guidelines within the next few years.
CONSIDERATION OF DIRECTOR-NOMINEES
Shareholder Nominees
The policy of the Board Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under "Identifying and Evaluating Nominees for Directors." In evaluating shareholder nominations, the Board Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under "Board Diversity, Director Qualifications and Corporate Governance Guidelines."
The Board Governance Committee will consider any shareholder nominations for director that are properly proposed and meet the requirements set out in our Code of Regulations, which include but are not limited to:

•
complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, particular fields of expertise, and a representation that the shareholder is a holder of record;

•	an indication of the nominee’s consent to serve as a director of Diebold if elected;

•	why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of Diebold; and

•	whether the shareholder intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares entitled to vote that are required to elect a nominee.
Shareholder nominations should be addressed to Diebold, Incorporated, 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077, Attention: Corporate Secretary. For important additional information related to proposal requirements, see "Shareholder Proposals" below.
Identifying and Evaluating Nominees for Directors
The Board Governance Committee considers many methods for identifying and evaluating director-nominees. The Board Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are anticipated due to retirement or otherwise. When vacancies arise or are anticipated, the Board Governance Committee considers various potential candidates. Candidates may come to the attention of the Board Governance Committee through current Board members, professional search firms, shareholders or other persons.
As described above, the Board Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Governance Committee at a regularly scheduled meeting.

Majority Voting Policy
In 2007, the Board adopted a majority voting policy, which provides that, in an uncontested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" election, which we refer to as a Majority Withheld Vote, is expected to tender his or her resignation following certification of the shareholder vote. The Board Governance Committee will then consider the tendered resignation and make a recommendation to the Board as to whether to accept or reject the tendered resignation. The Board will act on the Board Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Any director who tenders his or her resignation pursuant to this policy will not participate in the Board Governance Committee recommendation or Board action regarding whether to accept or reject the tendered resignation.
However, if each member of the Board Governance Committee received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors who did not receive a Majority Withheld Vote at that election to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation. Further, if all of the directors received a Majority Withheld Vote in the same election, then the Board will appoint a committee comprised solely of independent directors to consider each tendered resignation offer and recommend to the Board whether to accept or reject each resignation.
Board Diversity, Director Qualifications and Corporate Governance Guidelines
In evaluating director-nominees, the Board Governance Committee considers many factors in order to strengthen the talent and capabilities of the Board and the committees, consistent with our Corporate Governance Guidelines and other criteria established by the Board. While the Board Governance Committee does not have a formal diversity policy, its general goal is to create a well-balanced Board that combines broad business and industry experience with comprehensive diversity characteristics and professional viewpoints. Together, these considerations enable us to appropriately pursue our strategic objectives domestically and abroad.
Qualifications for Board service have not been reduced to a checklist of specific standards or minimum qualifications, skills or qualities. Rather, the Board Governance Committee decides which nominees to recommend based on the facts and circumstances at the time. Applicable considerations include:

•	whether the Board Governance Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist or is anticipated on the Board;

•	whether the current composition of the Board is consistent with the criteria described in our Corporate Governance Guidelines;

•
whether the candidate possesses the qualifications that are generally the basis for selection of candidates to the Board, including the candidate’s applicable experience, skill set and diversity qualifications, as noted above, in order to support the current and future needs of the Company; and

•	whether the candidate would be considered independent under the rules of the SEC, NYSE and our standards with respect to director independence.
Final approval of any candidate is determined by the full Board. In addition, the performance and contributions of each incumbent director are assessed as part of the Board’s annual assessment program, as discussed above in "Board and Director Assessments."

The Board Governance Committee believes that each of our directors fits the general qualifications described above and brings valuable experience, skills and qualifications to the Board. Accordingly, each of our current Board members is nominated for election at the Annual Meeting. Detailed information about each director’s background, experience and qualifications is provided in Proposal 1.
Although Mr. Crandall has reached the retirement age under our current Board retirement policy, the Board Governance Committee and the Board have waived the retirement age for him as permitted under our Corporate Governance Guidelines.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board recommends that its ten nominees for director be elected at the 2016 Annual Meeting, each to hold office for a term of one year from the date of the Annual Meeting or until the election and qualification of a successor. In the absence of contrary instruction, the Proxy Committee will vote the proxies for the election of the ten nominees.
All director-nominees are presently members of the Board and were previously elected by our shareholders. All of the director-nominees, except for Andreas W. Mattes, our President and CEO, are independent as defined by the corporate governance standards of the NYSE.

If for any reason any director-nominee is not available for election when the election occurs, the Proxy Committee, at its option, may vote for substitute nominees recommended by the Board. Alternatively, the Board may reduce the number of director-nominees. The Board has no reason to believe that any director-nominee will be unavailable for election when the election occurs.

Our Director Nominees
Patrick W. Allender Age: 69 Director since 2011 Committees: Audit Committee (Chair) Finance Committee
Principal Occupation, Professional and Board Experience:
Mr. Allender retired in February 2007 as Executive Vice President, Chief Financial Officer and Secretary for Danaher Corporation, Washington, D.C. (a diversified manufacturing company).
He currently is a director of Brady Corporation, Milwaukee, Wisconsin (an identification solutions company), where he has served since 2007 and where he serves as Chair of the Finance Committee and as a member of the Audit and Nominating Committees. Mr. Allender also is a director of Colfax Corporation, Fulton, Maryland (a diversified manufacturing company), where he has served since 2008 and where he serves as Chair of the Governance Committee and as a member of the Audit Committee.
Director Qualifications:
Mr. Allender’s 18 years as chief financial officer of a large publicly traded company with global operations provides our Board with valuable expertise in financial reporting and risk management. In addition, as a result of Mr. Allender’s public accounting background, including as audit partner of a major accounting firm, he is exceptionally qualified to serve as Chair of our Audit Committee.

Our Director Nominees
Phillip R. Cox Age: 68 Director since 2005 Committees: Compensation Committee (Chair) Board Governance Committee
Principal Occupation, Professional and Board Experience:
Mr. Cox has served as President and Chief Executive Officer, Cox Financial Corporation, Cincinnati, Ohio (a financial planning and wealth management services firm) since 1972.
Mr. Cox currently is a director of Cincinnati Bell Inc., Cincinnati, Ohio (a telecommunications company), where he has served as a director since 1993 and as Chairman of the Board since 2003, and where he serves as a member of the Audit and Finance, Compensation, and Governance and Nominating Committees. He also serves as a director of Touchstone Investments, Cincinnati, Ohio (a mutual fund company), where he has served since 1993 and where he has served as Chairman of the Board since 2008. Mr. Cox also is a director of The Timken Company, Canton, Ohio (an engineered steel products company), where he has served as a director and a member of the Audit Committee since 2004, and where he served as Chair of the Finance Committee from 2004-2011.
Director Qualifications:
Mr. Cox’s 43 years of experience as a president and chief executive officer in the financial services industry, as well as his experience as a director on the boards of several government-regulated businesses, a global manufacturing company, and the Federal Reserve Bank of Cleveland, provides our Board with experience relevant to many key aspects of our business. Mr. Cox’s experience as a chief executive officer also imparts appropriate insight into executive compensation and succession planning issues that are ideal for the Chairman of our Compensation Committee, and his extensive experience serving on public company boards of directors provides the understanding necessary to serve on our Board Governance Committee.

Richard L. Crandall Age: 72 Director since 1996 Committees: Technology Strategy and Innovation Committee (Chair) Board Governance Committee
Principal Occupation, Professional and Board Experience:
Mr. Crandall is Managing Partner, Aspen Venture LLC, Aspen, Colorado (a venture capital and private equity firm), in which role he has served since 2001, and he is Executive Chairman, Pelstar LLC, Chicago, Illinois (a medical equipment manufacturing and sales company), in which role he has served since 2007. He is the Chairman of the Enterprise Software Roundtable, Aspen, Colorado (a CEO roundtable for the software industry), and has served in that capacity since 1995.
Mr. Crandall currently is a director of R.R. Donnelley & Sons Company, Chicago, Illinois (an interactive communications provider), where he has served since January 2012 and where he serves as a member of the Governance, Responsibility and Technology Committee. Mr. Crandall formerly was a director of Novell, Inc. (an infrastructure software company) from 2003-2011, where he served as Chairman of the Board from 2008-2011. He also formerly was a director of Claymore Dividend & Income Fund, Lisle, Illinois (a management investment company) from 2004-2010 and of Platinum Energy Solutions, Houston, Texas (an energy services company) from 2012-2013.
Director Qualifications:
Mr. Crandall’s extensive experience as an entrepreneur, leader and board member with several companies in the information technology and technology fields, and in the financial industry, including serving as chairman of a $900 million global information technology business, brings diversity of thought and governance experience to our Board. Further, during his 19 years on our Board, Mr. Crandall has provided immeasurable assistance to our technology-driven businesses. Mr. Crandall’s background in the financial services industry also provides important financial and investment expertise, and his information technology experience provides perspective on cybersecurity, technology risks and technology-related strategies.

Our Director Nominees
Gale S. Fitzgerald Age: 65 Director since 1999 Committees: Board Governance Committee (Chair) Audit Committee
Principal Occupation, Professional and Board Experience:
Ms. Fitzgerald retired in December 2008 as President and Director for TranSpend, Inc., Bernardsville, New Jersey (a total spend optimization firm).
She currently is a director of Health Net, Inc., Woodland Hills, California (a managed healthcare company), where she has served since 2001 and where she serves as Chair of the Finance Committee and a member of the Audit Committee. She also is a director of Cross Country Healthcare, Inc., Boca Raton, Florida (a healthcare staffing company), where she has served since 2007 and where she serves as Chair of the Governance and Nominating Committee and a member of the Audit Committee.
Director Qualifications:
Ms. Fitzgerald’s international experience as chief executive officer in the information technology industry, chief executive officer of a business unit of International Business Machines and the president and chief executive officer of two privately-held consulting companies brings a well-rounded and diverse perspective to our Board discussions and provides significant insight in critical areas that impact our company, including information technology, supply chain management, procurement solutions, human resources and compensation, strategic planning and operations management. With over 20 years of multiple board and committee experiences, Ms. Fitzgerald provides valuable insight to our Board processes and deliberations, and she provides a unique point of view to our Board Governance and Audit Committees.

Gary G. Greenfield Age: 61 Director since 2014 Committees: Finance Committee Technology Strategy and Innovation Committee
Principal Occupation, Professional and Board Experience:
Mr. Greenfield serves as a Partner for Court Square Capital Partners, New York, New York (a private equity company) and has served in that role since 2013. He was Chairman, CEO and President, Avid Technology, Inc., Burlington Massachusetts (a digital media and entertainment company) from 2007-2013.
Mr. Greenfield formerly was a director of Vocus, Inc., Beltsville, Maryland (a marketing and public relations software company), where he served as Chair of the Nominating and Governance Committee from 2008-2014.
Director Qualifications:
Mr. Greenfield’s proven senior executive experience in high technology industries, coupled with his exceptional ability to grow markets, both domestic and international, and develop products, provides our Board with experience relevant to many key aspects of our business. Mr. Greenfield’s strong skills at developing company vision and strategies in the evolving software development field strengthen the proficiency of our Board in this area.

Our Director Nominees
Andreas W. Mattes Age: 54 Director since 2013 President and Chief Executive Officer
Principal Occupation, Professional and Board Experience:
Mr. Mattes is President and Chief Executive Officer, Diebold, Incorporated and has served in those capacities since 2013. He was Senior Vice President, Global Strategic Partnerships, Violin Memory (a computer storage systems company) from 2011-2013, and he was Senior Vice President and General Manager of Enterprise Services for the Americas, Hewlett-Packard Co. (a computer technologies company) from 2008-2011.
Director Qualifications:
As President and Chief Executive Officer of Diebold, Mr. Mattes’ day-to-day leadership provides him with intimate knowledge of our operations that are a vital component of our Board discussions.

Robert S. Prather, Jr. Age: 71 Director since 2013 Committees: Audit Committee Finance Committee
Principal Occupation, Professional and Board Experience:
Mr. Prather serves as the President and CEO of Heartland Media, LLC (a television broadcast company), and has served in that position since 2013. From 1992-2013 he was President and Chief Operating Officer, Gray Television, Inc. (a television broadcast company).
Mr. Prather currently serves as lead independent director of GAMCO Investors, Inc. (an asset management and financial services company). Previously, Mr. Prather served as a director of Ryman Hospitality Properties, Inc. (a real estate investment trust).
Director Qualifications:
Mr. Prather brings significant acumen to our Board as a result of his extensive, broad-based business background, and critical leadership and board roles in diverse industries. Particularly, Mr. Prather’s long-term experience within the financial and investment services market brings valuable insight to our Board. In addition, his knowledge and familiarity with the specific needs of companies within regulated industries further strengthens the proficiency of our Board in that area.

Rajesh K. Soin Age: 68 Director since 2012 Committees: Compensation Committee Technology Strategy and Innovation Committee
Principal Occupation, Professional and Board Experience:
Mr. Soin is Chairman of the Board and Chief Executive Officer, Soin, LLC, West Carrollton, Ohio (an investment holding company) and has held those positions since 1998. He served as Chairman of the Board and Chief Executive Officer, MTC Technologies, Inc. (a military defense systems company) from 2002-2008.
Director Qualifications:
Mr. Soin’s experience as an entrepreneur is a tremendous asset. Mr. Soin has extensive experience in India, where we continue to focus on growth in that emerging market, and his engineering and software development background brings additional technical expertise to our Board. Further, Mr. Soin’s significant government contracting experience as the founder and Chairman of MTC Technologies Inc., a NASDAQ listed company before being acquired by BAE Systems, provides additional perspective in helping us grow our security business.

Our Director Nominees
Henry D. G. Wallace Age: 70 Director since 2003 Chairman of the Board Committees: Board Governance Committee Compensation Committee
Principal Occupation, Professional and Board Experience:
Mr. Wallace is the non-executive Chairman of the Board, Diebold, Incorporated, in which capacity he has served since August 2013. He was the Executive Chairman of the Board, Diebold, Incorporated, from January 2013-August 2013.
Mr. Wallace currently is a director of Lear Corporation, Southfield, Michigan (an automotive components company), where he has served as a director since 2005 and as non-executive Chairman of the Board since August 2010. Mr. Wallace also served as director of Hayes Lemmerz International Inc. (a steel and aluminum wheels company) from 2003 until February 2012; and served as a director of Ambac Financial Group, Inc., New York, New York (a financial guarantee insurance holding company) from 2004 until March 2013.
Director Qualifications:
Mr. Wallace’s experience in various senior leadership positions, including Chief Financial Officer of Ford Motor Company and President and Chief Executive Officer of Mazda Motor Corporation, bring a broad understanding of managing a global business. Further, Mr. Wallace’s financial expertise, extensive experience in Europe, Latin America and Asia, and his demonstrated leadership on the boards of several publicly traded companies, is a tremendous asset to our Board and makes him exceptionally qualified to serve as our current non-Executive Chairman and on our Governance and Compensation Committees. In addition, with his background as a chief financial officer and his prior service as Chair of our Audit Committee in 2012, he brings another SEC-level financial expert perspective to our Board.

Alan J. Weber Age: 67 Director since 2005 Committees: Finance Committee (Chair) Audit Committee
Principal Occupation, Professional and Board Experience:
Mr. Weber is the Chief Executive Officer of Weber Group LLC, Greenwich, Connecticut (an investment advisory firm). He was an Operating Partner, Arsenal Capital Partners, LLC, New York, New York (a private equity firm) from 2009-2013.
Mr. Weber currently is a director of Broadridge Financial Solutions, Inc., Lake Success, New York (an investor communications, securities processing, and outsourcing company), where he has served since 2007 and where he serves as a member of the Audit Committee, and as Chairman of the Compensation Committee. He also is a director of Sandridge Energy, Inc., Oklahoma City, Oklahoma (an energy exploration and production company), where he has served since 2013 and where he serves as Chairman of the Nominating and Governance Committee.
Director Qualifications:
Mr. Weber’s experience as a chief executive officer and chief financial officer in the financial industry, as well as 27 years of experience at Citibank, including 10 years as an Executive Vice President, provides a tremendous depth of knowledge of our customers and our industry. Further, Mr. Weber’s experience as Chief Financial Officer of Aetna, Inc., an insurance services company, brings extensive financial expertise to both our Audit Committee and our Finance Committee.

BENEFICIAL OWNERSHIP
Beneficial Ownership of Shares
To our knowledge, no person beneficially owned more than five percent of our outstanding common shares as of December 31, 2015, except for the shareholders listed below. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Common Shares	GAMCO Investors, Inc., et al. One Corporate Center Rye, New York 10580	5,784,134[1]	8.88%
Common Shares	BlackRock, Inc. 55 East 52nd Street New York, New York 10022	5,504,254[2]	8.5%
Common Shares	The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	4,805,117[3]	7.39%
Common Shares	Capital World Investors 333 South Hope Street Los Angeles, California 90071	4,222,000[4]	6.5%

[1]
Information regarding share ownership was obtained from the Schedule 13D/A filed jointly by GAMCO Investor’s Inc., et al, on March 3, 2016. The entities of GAMCO Investor’s Inc., et al., that hold our common shares reported their beneficial ownership as follows: (i) Gabelli Funds, LLC has sole voting and dispositive power over 1,856,000 of our common shares; (ii) GAMCO Asset Management, Inc. has sole voting power over 3,618,734 of our common shares and sole dispositive power over 3,821,534 of our common shares; (iii) MJG Associates, Inc. has sole dispositive and voting power over 6,000 of our common shares; (iv) Gabelli Foundation, Inc. has sole voting and dispositive power over 3,000 of our common shares; (v) MJG-IV Limited Partnership has sole voting and dispositive power over 5,000 of our common shares; (vi) GGCP, Inc. has sole voting and dispositive power over 23,000 of our common shares; and (vii) Mario J. Gabelli has sole voting and dispositive power over 69,600 of our common shares.

[2]
Information regarding share ownership was obtained from the Schedule 13G/A filed on January 26, 2016 by BlackRock, Inc. ("BlackRock"). BlackRock has sole voting power over 5,360,909 of our common shares, and sole dispositive power over 5,504,254 of our common shares. BlackRock is the parent company of the following subsidiaries that beneficially own our common shares: BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; BlackRock Life Limited. No one BlackRock subsidiary’s interest in our common shares is more than 5% of our common shares outstanding.

[3]
Information regarding share ownership was obtained from the Schedule 13G/A filed February 11, 2016 by The Vanguard Group ("Vanguard"). Vanguard has sole voting power over 142,351 of our common shares, sole dispositive power over 4,663,266 of our common shares, and shared dispositive power over 141,851 of our common shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 138,651 of our common shares, or .21% of our common shares outstanding, as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 6,900 of our common shares as a result of its serving as investment manager of Australian investment offerings.

[4]
Information regarding share ownership was obtained from the Schedule 13G filed on February 12, 2016 by Capital World Investors ("Capital World"). Capital World is a division of Capital Research and Management Company ("CRMC"), and is deemed to be the beneficial owner of 4,222,000 of our common shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World has sole voting and dispositive power over 4,222,000 of our common shares. Capital World holds more than 5% of our outstanding common shares as of December 31, 2015 on behalf of The Income Fund of America.

Security Ownership of Directors and Management
The following table shows the beneficial ownership of Diebold’s common shares, including those shares that individuals have a right to acquire (for example, through exercise of options under the Plan) within the meaning of Rule 13d-3(d)(1) under the Exchange Act, by (1) each director-nominee, (2) each of our named executive officers and (3) all director-nominees and executive officers as a group as of February 26, 2016.
Ownership is also reported as of February 26, 2016 for shares in the 401(k) Savings Plan over which the individual has voting power, together with shares held in our Employee Stock Purchase Plan.

Director-Nominees:	Common Shares Beneficially Owned[1]	Stock Options Exercisable Within 60 Days	Percent of Class
Patrick W. Allender	3,162	—	*
Phillip R. Cox	3,534	4,500	*
Richard L. Crandall	12,785	4,500	*
Gale S. Fitzgerald	9,251	4,500	*
Gary G. Greenfield	6,696	—	*
Robert S. Prather, Jr.	3,162	—	*
Rajesh K. Soin	9,696	—	*
Henry D. G. Wallace	3,662	4,500	*
Alan J. Weber	8,196	4,500	*
Named Executive Officers:
Andreas W. Mattes President and Chief Executive Officer	137,820	234,577	*
Christopher A. Chapman Senior Vice President and Chief Financial Officer	31,503[2]	48,298	*
Jonathan B. Leiken Senior Vice President, Chief Legal Officer and Secretary	17,133	7,132	*
Stefan E. Merz Senior Vice President, Strategic Projects	24,507	16,519	*
Sheila M. Rutt Vice President, Chief Human Resources Officer	45,252[2]	60,996	*
George S. Mayes, Jr. Former Executive Vice President and Chief Operating Officer	32,219	246,087	*
All Current Directors, Director-Nominees, and Current Executive Officers as a Group (15)	341,796	428,149	1.18%

*	Less than 1%.

[1]	Director amounts do not include shares deferred by directors under the Deferred Compensation Plan No. 2 for Directors.

[2]	Includes shares held in his/her name under the 401(k) Savings Plan over which he/she has voting power.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC reports of ownership of our securities on Form 3 and changes in reported ownership on Form 4 or Form 5, as applicable. Such directors, executive officers and greater than 10% shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.
Based solely upon a review of the reports furnished to us, or written representations from reporting persons that all other reportable transactions were reported, we believe that during the year ended December 31, 2015, our directors, executive officers and greater than 10% shareholders timely filed all reports they were required to file under Section 16(a).

EXECUTIVE COMPENSATION MATTERS
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the following "Compensation Discussion and Analysis" section of this proxy statement. Based on our review and discussions, we recommend to the Board that the "Compensation Discussion and Analysis" be included in (or incorporated by reference as applicable) our Annual Report on Form 10-K for the year ended December 31, 2015 and this proxy statement.
The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

The Compensation Committee:

Phillip R. Cox, Chair Rajesh K. Soin Henry D. G. Wallace
Compensation Discussion and Analysis
Our Compensation Committee, or the Committee, has oversight responsibility for the development and administration of our executive compensation policies and programs. This "Compensation Discussion and Analysis" describes the material components of our executive pay program for our Named Executive Officers, or the NEOs, identified below, and explains how and why the Committee arrived at specific compensation policies and decisions for our NEOs in 2015.

Name	Title
Andreas (Andy) W. Mattes	President and Chief Executive Officer
Christopher A. Chapman	Senior Vice President and Chief Financial Officer
Jonathan B. Leiken	Senior Vice President, Chief Legal Officer & Secretary
Stefan E. Merz	Senior Vice President, Strategic Projects
Sheila M. Rutt	Vice President, Chief Human Resources Officer
George S. Mayes, Jr.[1]	Executive Vice President and Chief Operating Officer
1 Mr. Mayes’ position was eliminated on July 24, 2015.

To assist shareholders in finding important information, this "Compensation Discussion and Analysis" is organized as follows:

Executive Summary
2015 Company Highlights
In 2015, we continued to execute our multi-year transformation, Diebold 2.0. During the second half of the year, we moved from the "Crawl" phase into the "Walk" phase where we will focus on increasing the mix of revenue from services and software and shaping our portfolio. This past year we made several strategic decisions to reshape our portfolio, including the divestiture of our North America electronic security business and the successful acquisition and integration of Phoenix Interactive Design. These achievements are consistent with our strategy of transforming into a world-class, services-led, software-enabled company, supported by innovative hardware.
In the governance and compensation area, we eliminated all excise tax gross-ups in our historical change-in-control agreements, renegotiated the employment contract with our Chief Executive Officer and continued to examine and adjust our compensation structure and incentives to appropriately align our shareholders’ interests with those of our directors and officers. We also attracted new talent from top technology and services companies.
2015 Say-on-Pay Vote and Shareholder Engagement
At our 2015 Annual Meeting of Shareholders, the advisory vote to approve the executive compensation program for our NEOs received strong support (97.0% of votes cast). Management and the Committee considered this strong support of the current pay structure by our shareholders in their compensation program discussions throughout 2015.
Based on our say-on-pay results, the Committee expects to continue to apply the same principles in determining future executive compensation policies and programs. The Committee is dedicated to continuous improvement to the executive pay program, consistent with its overall compensation strategy, and will continue to review and evaluate market trends and best practices in designing and implementing elements of our compensation program.
We view an on-going, constructive dialogue with our shareholders as critically important to ensuring that we remain aligned with their interests. Engagement with our shareholders helps us better understand how they view the company, set expectations for performance, and identify issues that may affect our strategies, corporate governance and other aspects of our operations.
In terms of shareholder engagement, we connected with fund managers who held more than 65% of Diebold’s actively-managed shares during 2015. Our investor outreach activities include non-deal road shows, analyst meetings, investor conference presentations, phone calls and on-site investor meetings at our headquarters in North Canton, Ohio.  We also communicate with shareholders and other stakeholders through our annual reports and SEC filings, proxy statements, press releases, news media and our Diebold.com website. We hold conference calls for our quarterly earnings releases and other major corporate events which are open to all investors. These calls are available live and also archived on our website.

Executive Compensation Best Practices
We maintain "best practice" executive compensation governance standards. Some of our following guidelines and policies are described in more detail below under "Other Compensation Policies" or elsewhere in this "Compensation Discussion and Analysis":

What We Do	What We Don’t Do/Don’t Allow
Set stock ownership guidelines for executives and directors.	x	No hedging or pledging of our stock by executives or directors.
Review tally sheets for executives.	x	No dividends paid on unearned performance-based shares.
Disclose performance goals for incentive payments.	x	No change-in-control severance multiple in excess of two times salary and target cash bonus.
Set maximum payout caps on our annual and long-term incentives.	x	No excise tax gross-ups upon a change in control.
Pay for performance with 84% of our Chief Executive Officer’s total pay opportunity being performance-based "at risk" target compensation.	x	No re-pricing or cash buyout of underwater stock options.
Cap performance share payments if three-year shareholder return is negative, regardless of our ranking.	x	No enhanced retirement formulas.
Limit perquisites and other benefits, and do not include income tax gross-ups (except for relocation expenses).	x	No market timing with granting of equity awards.
Through the Committee’s independent consultant, engage in an ongoing assessment of our compensation practices against the market, our competition, and other applicable metrics.
Incorporate general cash severance and change-in-control provisions that are consistent with market practice, including double-trigger requirements for change-in-control protection.
Perform an annual compensation risk assessment.
Hire an independent consultant reporting directly to the Committee.
Enforce strict insider trading policies, incentive plan clawback policies, and black-out periods for executives and directors.

Our Compensation Strategy
Our executive pay program is specifically designed to:

•
Focus on performance metrics that align executives with the creation of long-term shareholder value through performance-based compensation, including the direct utilization of total shareholder return, or TSR;

•	Utilize metrics that are balanced and support our four pillar strategy of Cost, Cash, Growth and Talent related to Diebold 2.0;

•
Encourage decision-making in alignment with our business strategies, with goal-setting based on a philosophy of continuous improvement, commitment to becoming a "top tier" performer and supporting our longer-term business transformation strategy;

•	Reflect industry standards, offer globally competitive program design and pay opportunities, and balance our need for talent with our need to maintain reasonable compensation costs; and

•	Attract, motivate, and retain executive talent willing to commit to building long-term shareholder value.
Our 2015 executive compensation structure consists of three primary components: base salary, annual cash bonus, and long-term equity incentives. Within the long-term incentive ("LTI") component, we utilize a mix of programs, as shown below. Our target compensation structure for senior leadership is as follows:
As provided in more detail below, we generally target total compensation opportunity at or near the size-adjusted 50th percentile of our compensation peer group (for more detail on our peer group, see "Role of Peer Companies and Competitive Market Data" below). The NEOs may be above or below the 50th percentile based on their experience, performance, potential, and impact on shareholder value. Our compensation structure will continue to evolve in support of our strategic business transformation under Diebold 2.0.

The following table summarizes key elements of our 2015 executive compensation program:1

Element	Primary Propose	Key Characteristics
Base Salary	To compensate the executive fairly and competitively for the responsibility level of the position.	Fixed compensation.
Annual Cash Bonus
To motivate and reward organizational and individual achievement of annual strategic financial and individual objectives.

Our plan is intended to appropriately motivate the behaviors and performance results needed to accomplish our strategic transformation related to Diebold 2.0.

Variable compensation component. The 2015 primary performance components are:
Corporate Goals (80%)
Corporate non-GAAP Operating Profit
Corporate Free Cash Flow
Region non-GAAP Operating Profit (if applicable)
Individual Goals (20%)
Key Initiatives
Performance Gate: A minimum level of corporate non-GAAP Operating Profit performance is required to earn any bonus.

Long-Term Equity Incentives	To align executives’ and shareholders’ interests, to reinforce long-term value creation, and to provide a balanced portfolio of long-term incentive opportunity.	Variable compensation component. Reviewed and granted annually.
Performance-Based Shares - Annual LTI Grants	To motivate the appropriate behaviors to provide superior TSR and strong operational performance over the long term.	Combination of 50% three-year TSR relative to S&P 400 Mid-Cap Index companies, and 50% three-year cumulative adjusted EBITDA.
Performance-Based Shares - Special Transformation Grant	To support our multi-year strategic transformation related to Diebold 2.0 and to retain key executives.	Non-GAAP Earnings Per Share (EPS) performance in 2014 and 2015. Free Cash Flow performance in 2016.
Stock Options	To motivate the appropriate behaviors to increase shareholder value above the exercise price.	Stock price growth above the exercise price. Subject to ratable vesting over a three-year period.
Restricted Stock Units (RSUs)	To motivate the appropriate behaviors to increase shareholder value and promote a base-level of executive retention.	Stock price growth. Subject to three-year cliff vesting.
Health/Welfare Plan and Retirement Benefits	To provide competitive benefits promoting employee health and productivity and support financial security.	Fixed compensation component.
Limited Perquisites and Other Benefits	To provide limited business‑related benefits, where appropriate.	Fixed compensation component.
Change-in-Control Protection	To retain executives and provide management continuity in event of actual or threatened change-in-control and to bridge future employment if terminated following a change-in-control of the Company.	Fixed compensation component; only paid in the event the executive’s employment is terminated following a change-in-control of the Company.
Severance Protection	To bridge future employment if terminated other than "for cause."	Fixed compensation component; only paid in the event the executive’s employment is terminated other than "for cause."

[1]	• Non-GAAP operating profit or OP (OP is generally the GAAP operating profit of the Company, adjusted to exclude restructuring charges, non-routine income and expenses, and impairment charges).

• Free cash flow, or FCF (FCF is net cash generated from our operating activities, excluding capital expenditures); and

• Non-GAAP earnings per share, or EPS (non-GAAP EPS is net income per share, excluding restructuring charges, non-routine income and expenses, and impairment charges).

2015 NEO Compensation Highlights - Target Compensation Structure
The Committee approved the following annual total compensation structure for 2015. Each element is discussed in detail in "2015 Compensation Elements." The mix of pay elements is consistent with similar roles at our peer companies.

Pay Component	Summary
Total Compensation
•    Mr. Mattes: Based on a review of Mr. Mattes’ individual performance since his hiring in June 2013 and competitive market data, the Committee set Mr. Mattes’ annual total compensation opportunity at $6M (slightly above the 50th percentile of the compensation peer group).
•    Mr. Chapman: Based on a review of Mr. Chapman’s performance since his promotion to Senior Vice President and Chief Financial Officer in 2014 and competitive market data, the Committee approved pay increases to move his total compensation opportunity closer to the competitive 50th percentile.
•    Mr. Leiken: Mr. Leiken was hired on May 29, 2014, and no changes to his annual total compensation opportunity for 2015 were necessary.
•    Mr. Merz and Ms. Rutt: Compensation changes including increases in base salary and incentive compensation opportunity were approved to achieve internal alignment/consistency and maintain a competitive posture near the 50th percentile.
•    Mr. Mayes: The Committee made no changes to Mr. Mayes’ targeted compensation in 2015. The Committee did grant Mr. Mayes additional RSUs to retain his leadership through management restructuring.

Long-Term Equity Incentives
•    2015 target annual LTI value mix: 50% performance-based shares; 30% stock options; 20% RSUs.
•    Mr. Mattes’ performance-based deferred share grant: Grant of performance-based deferred shares associated with Mr. Mattes’ 2014 total compensation package that, due to limits under our Amended and Restated 1991 Equity and Performance Incentive Plan (the Plan), required partial granting in 2015. This grant in 2015 does not represent targeted 2015 LTI value. For more detail, see "Long-Term Incentives-Mr. Mattes’ Performance-Based Deferred Share Grant."
•    Special performance-based transformation equity grant: Grant to Mr. Mattes of performance shares for the second and third years of the one-time Transformation Grant in order to comply with Plan limits. All performance goals were established at the start of the overall 2014-2016 performance period. For more detail, see "Long-Term Incentives - Special Performance-Based Transformation Grant."
•    RSU grant to Mr. Mayes: In February 2015, the Committee approved an RSU grant of 10,000 shares, subject to two-year cliff vesting, in lieu of any changes to Mr. Mayes’ targeted compensation structure (salary, target bonus, target LTI). The objective of the grant was to retain Mr. Mayes’ leadership through the management structure changes occurring as part of our ongoing business transformation. For more detail, see "Long-Term Incentives - Mr. Mayes’ RSU Grant."

The Committee approved the following targets as a percentage of salary for the Annual Cash Bonus and LTI program for 2015:

Name	Salary[1]	Target Annual Cash Bonus (% of Salary)	Target LTI (% of Salary)
Andreas W. Mattes	$937,500	140%	400%
Christopher A. Chapman	$400,000	100%	175%
Jonathan B. Leiken	$400,000	100%	100%
Stefan E. Merz	$375,000	80%	100%
Sheila M. Rutt	$350,000	75%	100%
George S. Mayes, Jr.	$550,000	85%	250%
1 This column reflects base salary amounts in place at the time the target was set in February 2015.
Messrs. Chapman and Merz received salary increases in October 2015.

Total Target Compensation Mix

CEO	Other NEOs

"At Risk" Compensation

CEO	Other NEOs

2015 NEO Compensation Highlights - Actual Earned Incentive Compensation
The Committee approved the following incentive compensation payouts in 2015, each discussed further in "2015 Compensation Elements" below:

Pay Component	Comments
Annual Cash Bonus
Based on the Committee’s assessment of the Annual Cash Bonus Plan goals, including both financial and individual performance (against personalized Key Initiatives), the Committee approved the following annual cash bonus payments (based on salaries in effect on December 31, 2015);

	Name	Earned Annual Cash Bonus	% of Target
	Andreas W. Mattes	$459,375	35%
	Christopher A. Chapman	$180,000	40%
	Jonathan B. Leiken	$160,000	40%
	Stefan E. Merz	$128,000	40%
	Sheila M. Rutt	$91,875	35%
	George S. Mayes, Jr.	$54,542[1]	12%

1 Mr. Mayes was employed through July 24, 2015, and this payment represents a pro-rata payment based on the number of months employed during the performance period including Key Initiatives achieved at target.

Financial targets were approved by the Committee at the beginning of 2015. At the February 2016 Committee meeting, the Committee approved no performance achievement against 2015 financial targets. The approved performance achievement levels for Key Initiatives varied by NEO. The final performance assessment is discussed in more detail in the Annual Cash Bonus Plan section of "2015 Compensation Elements" below.

Performance-based Shares
Grant covering the 2013-2015 performance period
•    Mr. Mattes: He joined the Company on June 6, 2013. His performance share grant covers the period June 6, 2013 through December 31, 2015. Our relative TSR ranking for the period was 39th percentile against both the custom peer group and the S&P 400 Midcap Index companies, resulting in a payout at 64% of the original target incentive amount. Mr. Mattes earned a payment of 23,702 Diebold shares.
•    Other NEOs: Performance was measured from January 1, 2013 through December 31, 2015. Our relative TSR ranking for the period was 43rd percentile vs. the custom peer group and 32nd percentile vs. the S&P 400 Midcap Index companies, resulting in a payout of 39% of the original target incentive amount. The actual number of earned Diebold shares varies by NEO.
Special performance-based transformation grant
•    We did not achieve the minimum performance threshold of non-GAAP EPS of $1.85. Therefore, no payment was earned by any NEO for the 2015 portion of the award.

Compensation Decision Process
Role of the Compensation Committee
The Committee is responsible to our Board for oversight of our executive compensation programs. The Committee consists of independent directors and is responsible for the review and approval of all aspects of our program. Among its duties, the Committee is responsible for:

•	Reviewing and assessing competitive market data from the independent compensation consultant, discussed below;

•	Reviewing and approving incentive goals, objectives and compensation recommendations for the NEOs;

•	Evaluating the competitiveness of each executive’s total compensation package; and

•	Approving any changes to the total compensation package for the NEOs including, but not limited to, base salary, annual cash bonus, LTI award opportunities and payouts, and retention programs.
Following review and discussion, the Committee submits recommendations to the Board for ratification. The Committee is supported in its work by the Chief Human Resources Officer and staff and an independent compensation consultant, discussed in "Role of the Independent Compensation Consultant" below. For additional information regarding the Committee’s duties and responsibilities, see "Compensation Committee" above.
Role of the Independent Compensation Consultant
The Committee retains an independent compensation consultant, Aon Hewitt, in accordance with the Committee’s charter. The consultant reports directly to the Committee. The Committee retains sole authority to hire or terminate Aon Hewitt, approve its compensation, determine the nature and scope of services, and evaluate performance. A representative of Aon Hewitt attends Committee meetings, as requested, and communicates with the Committee Chair between meetings. The Committee makes all final decisions.
Aon Hewitt’s specific compensation consultation roles include, but are not limited to, the following:

•	Advising the Committee on executive compensation trends and regulatory developments;

•	Providing a total compensation study for executives against the companies in our peer group and recommendations for executive pay;

•	Providing advice to the Committee on governance best practices, as well as any other areas of concern or risk;

•	Serving as a resource to the Committee Chair for meeting agendas and supporting materials in advance of each meeting;

•	Reviewing and commenting on proxy disclosure items, including the "Compensation Discussion and Analysis;"

•	Advising the Committee on management’s pay recommendations; and

•	From time to time, reviewing and providing compensation recommendations for non-employee directors to the Board Governance Committee.
In 2015, the professional fees for the executive compensation services were approximately $343,000. In addition to Aon Hewitt’s executive compensation services for the Committee, management retained Aon Hewitt for unrelated services, including brokerage services for insurance products. Professional fees for these unrelated services were approximately $539,000 in 2015, and the Board and Compensation Committee were aware of the services. We have separate relationships with each of the service teams, and the executive compensation service team does not perform any other services on behalf of Diebold.
The Committee assessed the independence of Aon Hewitt, as required under NYSE listing rules. The Committee also considered and assessed all relevant factors, including but not limited to those set forth in Section 240.10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Aon Hewitt.  Based on this review, there are no conflicts of interest raised by the work performed by Aon Hewitt.
Role of Management
Our Chief Human Resources Officer serves as management’s primary contact with the Committee and attends all Committee meetings. For executives other than the CEO position, our CEO and Chief Human Resources Officer make pay recommendations to the Committee based on market pay comparisons and an analysis of each executives’ individual performance. No member of our management team, including the CEO, has a role in making pay recommendations to the Committee for his or her own position.
Role of Peer Companies and Competitive Market Data
Annually, the Committee reviews competitive total compensation market data provided by Aon Hewitt. To assess competitive pay levels, the Committee first annually reviews and approves our peer group composition. The following peer group criteria are considered:

•	Company size: Approximately 0.5 to 2.5 times Diebold’s annual revenues, with a focus on market capitalization of 0.2 to 5 times Diebold’s market capitalization, as a secondary reference;

•	Direct competitors for business and management talent;

•	Companies covered by the investment analysts that track Diebold;

•	Companies that include Diebold in their compensation peer group; and

•	Global companies that design, manufacture, and service products for their customers.
In October 2014, Aon Hewitt conducted a total compensation study to assist with 2015 compensation decisions. The Committee approved the following 25 companies for the compensation peer group:

Actuant Corp	Fiserv, Inc.	NCR Corp.
Allegion Plc *	Global Payments Inc.	NetApp, Inc. *
Benchmark Electronics Inc.	Harris Corp.	Outerwall Inc. (formerly Coinstar)
Brady Corp.	International Game Technology PLC	Pitney Bowes Inc.
The Brinks Company	Intuit Inc.	Sensata Technologies Holding NV
Convergys Corp	Lexmark International, Inc.	The Timken Company
DST Systems	Logitech International SA	Unisys Corp.
Fidelity National Information Services	Mettler-Toledo International Inc.	The Western Union Company
Woodward Inc.
* Denotes new peer companies for October 2014 study to replace Flowserve Corp. and SPX Corporation
The average and median annualized revenues for the peer companies were $3.4B and $2.7B, respectively, at the time of the October 2014 study. Diebold’s 2014 annual revenues were approximately $3B which was used to develop size-adjusted market values through regression analysis for each study position. The size-adjusted 50th percentile for total compensation is a key reference point for the Committee. For executive positions where peer company proxy data is not available, Aon Hewitt utilized published and private compensation survey sources.
Timing of Compensation Decisions
Pay recommendations for our executives, including the NEOs, are typically made by the Committee at its first scheduled meeting of the year, normally held in February. This meeting is normally held around the same time we report our fourth quarter and year-end financial results for the preceding fiscal year and provide our financial guidance for the upcoming year. This timing allows the Committee to have a complete financial performance picture prior to making compensation decisions.
Decisions with respect to prior year performance, performance for other relevant periods and any resulting award payouts, as well as annual equity awards, base salary increases and target performance levels for the current year and beyond, are also typically made at this meeting. Further, any equity awards recommended by the Committee at this meeting are then reviewed by the Board and, if approved, are generally dated as of the date of the Board meeting held the following day. As such, the Committee does not time the grants of options or any other equity incentives to the release of material non-public information.
The exceptions to this timing are awards to executives who are promoted or hired from outside the Company during the year. These executives may receive salary increases or equity awards effective or dated, as applicable, as of the date of their promotion or hire.

Determination of CEO Compensation
At the February Committee meeting, in executive session without management present, the Committee reviews and evaluates CEO performance and determines achievement level for the prior fiscal year. The Committee also reviews competitive compensation data. The Committee presents pay recommendations for the CEO to the independent members of the Board. During executive session, the Board conducts its own review and evaluation of the CEO’s performance taking into consideration the recommendations of the Committee.
2015 Compensation Elements
Base Salary
Base salary compensates the executive fairly and competitively for the responsibility level of the position. The Committee reviews the salaries of our executive officers annually against competitive market data. Salary adjustments result primarily from a combination of competitive market data, individual and company performance, internal equity considerations, promotions, and the executive’s specific responsibilities.
For 2015, the Committee reviewed competitive market data and individual performance assessments for the NEOs and approved the following base salary changes at the February 2015 Committee meeting:

Name	2014 Salary	2015 Salary
Andreas W. Mattes	$852,500	$937,500
Christopher A. Chapman	$330,000	$400,000[1]
Jonathan B. Leiken	$400,000	$400,000
Stefan E. Merz	$325,000	$375,000[1]
Sheila M. Rutt	$338,778	$350,000
George S. Mayes, Jr.	$550,000	$550,000
1 In October 2015, Mr. Chapman's salary was increased to $450,000, and Mr. Merz' salary was increased to $400,000. These increases were made to move their compensation closer to the competitive 50th percentile.

The rationale for approved 2015 compensation actions is summarized in the table "2015 NEO Compensation Highlights – Target Compensation Structure." Increases reflect adjustments made to NEO salaries to bring salary levels more in line with the market median. Mr. Chapman’s base salary still falls below the median of the peer group, due in part to his being new to the role (promoted in 2014). 2015 salary levels for all others are in line with the peer group median.
Annual Cash Bonus Plan
NEOs are eligible to earn cash incentives under our Annual Cash Bonus Plan, which was approved by shareholders in 2015. Performance measures include corporate, business unit and individual performance against pre-determined performance objectives approved by the Committee at the beginning of the fiscal year.
Target Opportunities: Individual NEO targets (as a percent of base salary) are approved by the Committee at the beginning of the fiscal year. Actual cash bonuses may range from 0% to 200% of target (generally 40% of target is earned at threshold performance, 100% of target is earned as target performance, and 200% of target is earned at maximum performance).

For 2015, the Committee reviewed competitive market data and individual performance assessments for the NEOs and approved the following target bonus levels in February 2015, and increased those targets for Messrs. Chapman and Merz in October 2015 in connection with their salary increases:

Name	Target Incentive (% of Salary)[1]	Threshold Incentive ($)	Target Incentive ($)	Maximum Incentive ($)	Target Incentive as a % of Target Total Comp Opportunity
Andreas W. Mattes	140%	$562,500	$1,312,500	$2,625,000	22%
Christopher A. Chapman	100%	$180,000	$450,000	$900,000	27%
Jonathan B. Leiken	100%	$160,000	$400,000	$800,000	33%
Stefan E. Merz	80%	$140,000	$320,000	$640,000	29%
Sheila M. Rutt	75%	$122,500	$262,500	$525,000	27%
George S. Mayes, Jr.	85%	$187,000	$467,500	$935,000	20%

[1]	The rationale for approved 2015 compensation actions is summarized in the table 2015 NEO Compensation Highlights – Target Compensation Structure
Financial Performance Metrics: For 2015, to support the second year of our multi-year business transformation related to Diebold 2.0, the Committee approved Corporate and Regional non-GAAP Operating Profit ("OP") and Corporate Free Cash Flow ("FCF") as the financial performance metrics and Key Initiatives specific to each NEO as the individual performance metrics. The Committee also approved a minimum performance level requirement for OP of $150 million, below which no bonuses would be paid, regardless of the performance level attained for FCF or individual Key Initiatives.

Annual Cash Bonus Plan for NEOs, Except Mr. Mayes
Performance Measure	Organizational Level	Weighting	Threshold[2] (40% of target payout)	Target[2] (100% payout)	Maximum[2] (200% payout)	Actual Achieved	Payout as % of Target
OP	Corporate	50%	$162	$190	$219	$161	0%
FCF	Corporate	30%	$105	$130	$155	($18)	0%
Key Initiatives	Individual	20%	varies	varies	varies	varies	varies

Annual Cash Bonus Plan for Mr. Mayes[1]
Performance Measure	Organizational Level	Weighting	Threshold[2]	Target[2]	Maximum[2]	Actual Achieved[1]	Payout as % of Target[1]
OP	Corporate	15%	$162	$190	$219	$161	N/A
OP – North America	Regional	35%	$294.5	$310	$325	$281	N/A
FCF	Corporate	30%	$105	$130	$155	($18)	N/A
Key Initiatives	Individual	20%	varies	varies	varies	100%	100%

[1]
Mr. Mayes’ position was eliminated on July 24, 2015. Pursuant to Mr. Mayes’ separation agreement, his annual cash bonus was pro-rated and includes a target level of individual Key Initiatives performance.

[2]	Payment opportunities are extrapolated between threshold, target, and maximum performance -- 0% payout below threshold. Dollars are shown in millions.

Key Initiative Performance Metrics: For 2015, the Committee approved Key Initiatives specific to each NEO. These Key Initiatives are intended to drive strategic and operating results. Similar to the Committee’s assessment of financial performance, the Committee’s assessment of Key Initiative performance generally excludes non-recurring/extraordinary items.

Name	Key Initiatives (20% weighting)
Andreas W. Mattes
•    Talent development for next level of management
•    Develop software roadmap and platform strategy
•    Develop strategy for Managed Services and North America stabilization
•    Develop longer term business strategy

Christopher A. Chapman	• Deliver long-term strategic plan & funding • IT transformation • Talent development • Initiate path from classic reporting to Diebold 2.0 business management systems
Jonathan B. Leiken
•    Establish and maintain an effective & efficient global, legal and compliance team and program
•    Support Company growth initiatives
•    Intellectual property monetization
•    Ensure protection of the Company at lowest possible cost

Stefan E. Merz
•    Deliver long-term business transformation strategy related to Diebold 2.0
•    Drive mergers and acquisitions with successful integration
•    Develop software & Managed Services strategy
•    Talent development; drive team maturity

Sheila M. Rutt	• Systemic workforce planning • Talent development • Organization Health Index initiatives and score improvement • Human resources transformation to top-tier standards
George S. Mayes, Jr.	• Stabilize North America margins and market share • Deliver a positive book to bill (target = 1.05) • Global service strategy • Next Gen completion including go-to-market & cost position
The Committee reviewed Key Initiative performance assessments prepared by Mr. Mattes for each of the NEOs, and separately during executive session the Committee reviewed Mr. Mattes’ performance against his Key Initiatives. Each of the NEOs contributed to the multiple strategic transactions that were completed or initiated in 2015. The Committee considered these extraordinary efforts in its review of the individual Key Initiatives.

2015 Actual Bonuses Earned: Based on the Committee’s assessment of financial and individual performance according to the tables above, the following summarizes actual bonuses earned, based solely on achievement of Key Initiatives and on salaries in effect on December 31, 2015:

Name	2015 Actual Bonus	2015 Target Bonus	Actual as % of Target
Andreas W. Mattes	$459,375	$1,312,500	35%
Christopher A. Chapman	$180,000	$450,000	40%
Jonathan B. Leiken	$160,000	$400,000	40%
Stefan E. Merz	$128,000	$320,000	40%
Sheila M. Rutt	$91,875	$262,500	35%
George S. Mayes, Jr.[1]	$54,542	$467,500	12%

[1] For explanation of compensation treatment upon Mr. Mayes’ employment termination, see "Payments and Benefits in connection with Mr. Mayes’ Separation" below.
Long-Term Incentives—2015 Regular Annual Grants
Our regular annual LTI grants to NEOs include a value mix of performance-based shares (50%), stock options (30%), and RSUs (20%), as discussed above in 2015 NEO Compensation Highlights – Target Compensation Structure. These awards are subject to our other compensation policies generally, such as our Clawback Policy, as discussed in "Other Compensation Policies" below.
To determine annual grant levels for the NEOs, the Committee considers individual performance, potential future contributions to our business, internal equity, competitive market values, and management’s recommendations. The Committee approves long-term incentive grants at the regular February Committee meeting, and actual grants are generally made effective on the day of the February Board Meeting.
The following table summarizes 2015 targeted LTI values for our NEOs in accordance with our customary annual LTI grant cycle and excluding certain grants made to Mr. Mattes in connection with the Transformation Grant and grants made to complete the targeted 2014 LTI value:

Name	Salary	Target LTI (% of Salary)	Approximate Target LTI Value[1]	% of Target Total Comp
Andreas W. Mattes	$937,500	400%	$3,750,000	62%
Christopher A. Chapman	$400,000	175%	$700,000	47%
Jonathan B. Leiken	$400,000	100%	$400,000	33%
Stephan E. Merz	$375,000	100%	$375,000	36%
Sheila M. Rutt	$350,000	100%	$350,000	36%
George S. Mayes, Jr.	$550,000	250%	$1,375,000	58%

[1]
The target award values shown here generally vary from the award values listed in the Grant of Plan-Based Awards Table (GPBAT) for two reasons. First, to mitigate the potential impact of stock price swings on our equity grants, we use the 20-day average closing stock price immediately preceding the grant date to determine the grant size, rather than the stock price on the actual grant date as shown in the GPBAT. Second, for performance-based shares, we use the face value to determine the number of shares to grant. The GPBAT uses the Monte Carlo valuation (the method used to determine accounting expense) which often generates a value higher than target on the grant date, which we believe is inappropriate for purposes of setting compensation opportunity.

For 2015, the regular annual long-term incentive grants included the following components:
Performance shares – 2015 Grant (50%):  This program meets a key objective of our compensation strategy to focus on performance metrics that drive shareholder value and achievement of "top tier" performance. For 2015, the Committee approved the following design:

Performance Share Plan Feature	2015 Design	Comment
Performance measures	• 3-year cumulative adjusted EBITDA • 3-year TSR rank vs. the S&P 400 Midcap Index companies • Weighting is 50% on each measure
Prior grants measured 3-year TSR vs. both a custom peer group and the S&P 400 Midcap Index companies, and did not include a financial metric.
3-year cumulative adjusted EBITDA was added to focus management on the long-term financial metric that drives shareholder value. The custom peer group was dropped for TSR comparisons in favor of the S&P 400 Midcaps, consistent with the broader market index that is most important to our shareholders.

Performance and payout scales
Adjusted EBITDA
•    Threshold: Approx. 85% of goal earns 50% of target
•    Target: 100% of goal earns 100% of target
•    Maximum: Approx. 115% of goal earns 200% of target
Relative TSR
•    Threshold: 30th percentile earns 50% of target
•    Target: 50th percentile earns 100% of target
•    Maximum: 75th percentile earns 200% of target

The leverage in both the financial and TSR portion of our plan was based on a review of our long-term business transformation strategy, and was confirmed by research of our peer group and broad United States ("U.S.") market pay practices.

Stock options – 2015 Grant (30%): Provide value based solely on stock price appreciation. Grants of stock options have a ten-year term and vest ratably over a three-year period. The exercise price is based on the closing price of our common stock on the grant date and is valued using the Black-Scholes stock option valuation method.
RSUs – 2015 Grant (20%): Provide a base level of retention value in our executive compensation program, and incentive for building shareholder value. RSUs provide additional value if our stock price appreciates. RSUs cliff vest at the end of three years following the grant date. Dividend equivalents are paid on time-vested RSU grants.
Long-Term Incentives—Special Performance-Based Transformation Grant
As disclosed in last year’s CD&A, in early 2014, the Committee, in consultation with the Board, determined that selected members of our leadership team should receive a special equity grant to incentivize and retain them through the execution of a multi-year business transformation strategy related to Diebold 2.0. The Committee approved a special one-time performance-based transformation equity grant that could be earned over a three-year period if Diebold 2.0 transformational financial metrics were achieved.
For NEOs other than Mr. Mattes, the full grant was made in 2014 and one-third could be earned for each of 2014, 2015, and 2016 if pre-approved performance goals are met.
For Mr. Mattes, in accordance with share limits in our Plan, two separate grants (one in 2014 and one in 2015) were required to deliver the intended value. The 2015 grant covered the 2015 and 2016 performance periods. Half of the 2015 grant may be earned for 2015 performance, and half may be earned for 2016 performance. All performance goals were set at the start of the 2014-2016 performance period and are the same for all NEOs.

As disclosed in last year’s CD&A, 93.5% of the target award was earned for 2014 EPS performance. For the 2015 portion, no award was earned as EPS performance was below the threshold requirement. See "2015 NEO Compensation Highlights - Actual Earned Incentive Compensation" for further discussion of the 2015 calculation.
Key features of Mr. Mattes’ 2015-2016 portion of the Transformation Grant are described below and are identical to those governing the 2015-2016 performance periods under the Transformation Grants for the other NEOs:

Feature	Description

Performance features	Year 2 (2015): 2015 EPS Year 3 (2016): 2016 FCF[1]

Payout opportunity
Below minimum: No payout
Minimum: 90% of target
Maximum: 110% of target
Payout opportunity for financial performance between 90% and 110% of the target goal is interpolated on a straight-line basis
No award was earned in 2015 because threshold performance of $1.85 EPS was not met

Target opportunity[2]	267% of salary (62,684 performance-based shares)[3]

[1]
Disclosing the free cash flow performance targets for 2016, which we do not otherwise disclose publicly, would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight to our specific strategy. We establish threshold, target, and maximum performance levels that are difficult to achieve, but reasonable based on a thorough review of the external economic environment and our internal business transformation strategy.

[2]	Represents the LTI target percentage of salary effective January 15, 2014.

[3]
Due to certain annual limits under the Plan, Mr. Mattes’ Transformation Grant was provided in two separate grants, with the first grant in 2014 covering the 2014 performance period (31,341 shares at target, or 133% of base salary), and the second grant in 2015 covering the 2015 and 2016 performance period (62,684 shares at target, or 267% of base salary).

Long-Term Incentives—Mr. Mattes’ Performance-Based Deferred Share Grant
Note: This grant does not represent targeted 2015 compensation. It relates solely to targeted 2014 LTI compensation that required two separate grants (one in 2014 and one in 2015) in order to comply with Plan limits.
In 2013, the Committee approved an ongoing LTI objective of providing 50% of regular annual LTI value in the form of performance-based shares. Due to annual grant limits in the Plan, the Committee was required to bifurcate the regular 2014 performance-based share grant into two grants, one in 2014 and one in 2015, in order to deliver competitive compensation and meet the targeted LTI value.
The 2015 portion of the regular 2014 grant was a grant of 48,466 performance-based deferred shares. The maximum was set at 100% of target, and a two-year non-GAAP cumulative EBITDA performance goal covering 2015-2016 was approved.
Long-Term Incentives—Mr. Mayes’ RSU Grant
In February 2015, the Committee approved a 10,000 share RSU grant, subject to two-year cliff vesting on the second anniversary of the grant date, in lieu of any changes to Mr. Mayes’ targeted compensation structure (i.e., base salary, target bonus, target LTI value). The objective of the grant was to retain Mr. Mayes’ leadership through the ongoing management restructuring that accompanied our multi-year business transformation.
Over the course of 2015, the implementation of our organizational restructuring strategy was accelerated. On July 24, 2015 Mr. Mayes’ position was eliminated, and he left the Company. Pro-rated vesting of this award accelerated upon termination. The value of the termination provisions for this award was partially in exchange for the enforceability of the restrictive covenants. Please see "Payments and Benefits in connection with Mr. Mayes’ Separation" below for an explanation of compensation treatment for Mr. Mayes upon his employment termination.
Long-Term Incentives—Performance Share Grant for 2013-2015 Performance Period
The performance share grant covering the 2013-2015 performance period was based 50/50 on three-year cumulative TSR ranking vs. our custom compensation peer group and the S&P 400 Midcap Index companies. For the NEOs other than Mr. Mattes, the performance period covered January 1, 2013 through December 31, 2015. Mr. Mattes joined the Company on June 6, 2013. His award covers the performance period from his start date of June 6, 2013 through December 31, 2015.

	3-Year TSR Ranking		Payout Earned[1] (as % of Target)
Executive	Custom Peer Group	S&P 400 Midcap Index Companies	Custom Peer Group	S&P 400 Midcap Index Companies	Total	Payout Earned (# of Shares)
Mr. Mattes	39th	39th	32%	32%	64%	23,702
All other NEOs[2]	43rd	32nd	39%	0%	39%	Mr. Chapman: 1,245 Ms. Rutt: 2,096

[1]
The 2013-2015 performance share grant set the threshold performance level at the 35th percentile and the maximum performance level at the 80th percentile. Threshold performance earns 50% of target. Maximum performance earns 200% of target.

[2]
Messrs. Leiken and Merz were not employed by us in 2013, and so did not receive these grants. For explanation of compensation treatment upon Mr. Mayes’ employment termination, see the section "Payments and Benefits in connection with Mr. Mayes’ Separation" below.

Benefits and Perquisites
We provide executives with medical, dental, long-term disability, and life insurance under the same programs used to provide benefits to all U.S.-based associates. Our executives may buy additional life insurance coverage at their own expense. The maximum life insurance coverage that may be purchased by an executive is $1 million. Our executives’ personal benefits are not tied to individual or company performance and changes to these benefits reflect the changes to the benefits of all U.S.-based associates.
Deferred Compensation
Our executives, including the NEOs may elect to defer receipt of compensation from the Annual Cash Bonus Plan and performance-based shares pursuant to our Deferred Incentive Compensation Plan No. 2 (as discussed below under "Non-Qualified Deferred Compensation Plans"). Current investment choices under the plan for cash deferrals (cash bonuses and dividends on deferred performance shares) mirror those in our 401(k) plan, except it does not include Diebold common shares. Our deferred compensation plan does not provide participants with additional pay, but merely provides a tax deferred investment vehicle. Moreover, we do not guarantee any specific rate of return and do not contribute to the return that may be earned.
Retirement
We maintain qualified and non-qualified retirement programs. Our executives, including the NEOs, participate in our qualified defined benefit (pension) and defined contribution (401(k)) plans on the same terms as all U.S.-based associates. In 2013, we amended the pension plan to cease future benefit accruals for all participants after December 31, 2013.
We also have four non-qualified supplemental retirement plans: (1) the Pension Supplemental Executive Retirement Plan, or Pension SERP, (2) the Pension Restoration Supplemental Executive Retirement Plan, or Pension Restoration SERP, (3) the 401(k) Restoration Supplemental Executive Retirement Plan, or 401(k) Restoration SERP, and (4) the 401(k) Supplemental Executive Retirement Plan, or 401(k) SERP. These plans are described in detail below under "2015 Pension and Retirement Benefits." Participation in the 401(k) Restoration SERP is based on the annual IRS compensation limits. Participation in the other plans is limited to executive officers in positions that help develop, implement and modify our long-term strategic plan, as nominated by the CEO and approved by the Committee; however, we closed the Pension SERP, Pension Restoration SERP and 401(k) SERP to any new participants effective December 31, 2013 and also amended these Plans to cease future benefit accruals after December 31, 2013. In addition, we provided immediate vesting under our 401(k) SERP for all active participants effective as of December 31, 2013.
The participation status of our NEO’s in the SERPs is summarized below:

Named Executive Officer	401(k) SERP	401(k) Restoration SERP	Pension SERP	Pension Restoration SERP
Andreas W. Mattes		X
Christopher A. Chapman				X
Jonathan B. Leiken		X
Stefan E. Merz		X
Sheila M. Rutt		X	X	X
George S. Mayes, Jr.	X	X
Perquisites
We provide our executives with limited perquisites. The Committee believes that these benefits are set at a reasonable level, are highly valued by recipients, have limited cost to the Company, are part of a competitive reward system, and help in attracting and retaining top management talent. Perquisites received by executives include the following, the values of which differ based on an executive’s reporting level:

•	Reimbursement for financial planning services up to $12,000 for Mr. Mattes, up to $10,000 for Mr. Chapman, Mr. Mayes, and Ms. Rutt, and up to $7,500 for Messrs. Leiken and Merz;

•
A complete annual physical exam (assessment of overall health, screening and risk reviews for chronic diseases, exercise and dietary analysis, and other specialty consultations), which helps protect in small measure the investment we make in these key individuals; and

•	Payment of annual premiums for supplemental executive disability insurance.
The Committee periodically reviews our practices in this area and makes any necessary adjustments based on market trends and the cost to provide these benefits.
Change-in-Control Protection
We maintain change-in-control agreements for our executive officers, including the NEOs (except for Mr. Mattes, whose change-in-control protection is included in his employment agreement, discussed in more detail under "Employment Agreements" below, and except for Mr. Mayes, who has departed), that provide our executives with the potential for continued employment (or benefits) for three years following a change-in-control.
On July 24, 2015, we entered into new change-in-control agreements with Messrs. Chapman, Leiken and Merz and Ms. Rutt. These new agreements replaced prior agreements with Messrs. Chapman and Leiken and Ms. Rutt and provided change-in-control benefits consistent with customary governance and compensation practices, including the elimination of the historical excise tax gross-up provisions.
The benefits available under the agreements are subject to a "double trigger," so that benefits are paid only following both (i) a change-in-control (as defined in the agreement) and (ii) a termination of the executive’s employment without cause by us or with good reason by the executive (as such terms are defined in the agreement) in the three-year period following a change-in-control.

The agreements include the following items:

•
A change-in-control definition that is the same as the change-in-control definition in our shareholder-approved Plan, its equity award agreements, and the Amended and Restated Executive Employment Agreement with our CEO, discussed below;

•	A lump sum payment equal to two times base salary and target cash bonus;

•	Two years of continued participation in our health and welfare benefit plans;

•
A lump sum payment in an amount equal to the additional benefits the executive would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan for one additional year of service, provide the executive was fully vested prior to termination;

•	A one-year post-termination noncompete and nonsolicit period;

•	An initial term of two years (through July 24, 2017), with automatic one-year extensions each January unless either party provides three months’ notice that the agreement should not extend;

•	An automatic three-year extension following a change-in-control; and

•	Forfeiture of severance (in whole or in part) to eliminate excise tax but only if it results in a better net-of-tax result for the executive.
The Committee periodically reviews our policy with respect to these change-in-control agreements, and engages its independent compensation consultant to provide a competitive analysis of our practices. The Committee has determined that this type of agreement is still a valued component of overall compensation for purposes of attracting and retaining quality executive officers and, as such, the Committee approved the continued award of these agreements to new executives.
Severance Protection
Our Senior Leadership Severance Plan provides coverage to executives who are involuntarily terminated without cause or who terminate their employment for good reason, in each case separate from a change-in-control and subject to a general release of claims and acknowledgement of the executive’s confidentiality, non-competition and other applicable obligations. This policy does not apply to Mr. Mattes because he has an employment agreement. Our policy provides for the following:

•
A lump sum payment equal to two times (for Mr. Chapman) and one and one-half times (for Messrs. Merz and Leiken and Ms. Rutt) base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination;

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•
Continued participation in all of our employee health and welfare benefit plans for the shorter of (i) two years (for Mr. Chapman) or one and one-half years (for Messrs. Merz and Leiken and Ms. Rutt), and (ii) the date such NEO receives equivalent coverage from a subsequent employer;

•	All outstanding unvested options immediately vest and generally remain exercisable for a period of twelve months (or the earlier scheduled expiration) following the date of termination;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•
Pro-rata performance-based share amounts (except amounts granted under the Transformation Grant), based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Professional outplacement services for up to two years.

Employment Agreements
Historically, in order to attract high-quality candidates we have entered into formal employment agreements with our President and CEO, and when those positions have been held by separate individuals, with both our President and our CEO. Accordingly, in June 2013, we entered into an employment agreement with Mr. Mattes, which we amended on July 24, 2015. For a summary of this agreement, including benefits paid following a change-in-control, see the discussion following the "2014 Grants of Plan-Based Awards" table below. No other NEO has an employment agreement.
Other Compensation Policies
Clawback Policy
In addition to any other rights or remedies legally available to us, all of our equity plans include provisions that allow us to cancel awards or "claw back" any shares received pursuant to awards or the exercise of stock options for certain specified conduct that is deemed detrimental to the Company. To the extent that an executive has already received value for such awards, these provisions also allow us to seek reimbursement of such value directly from the executive or through the garnishment of salary or cash bonus. Examples of such detrimental conduct include:

•
Engaging, directly or indirectly, in any activity in competition with us, in any product, service or business activity for which the executive had any direct responsibility or direct involvement during the two previous years.

•	Soliciting one of our employees to terminate his or her employment with us.

•	Unauthorized disclosure of confidential, proprietary or trade secret information obtained during employment with us.

•
Failure to promptly disclose and assign any interest in any invention or idea conceived during the executive’s employment and related to any of our actual or anticipated business, research or development work.

•	Any activity that results in a termination for cause, including gross neglect and any act of dishonesty constituting a felony.
In addition, the Committee has implemented a separate and independent Clawback Policy, effective August 2, 2012, which provides an additional avenue to recover excessive performance-based incentive compensation paid during a three-year look-back period in the event of willful act of misconduct resulting in an obligation on the Company to prepare a financial accounting restatement due to a material noncompliance with any reporting requirement under the U.S. federal securities laws. This policy will be updated as necessary when the claw back requirements under Dodd Frank are fully effective.
Insider Trading Policy
Under our Insider Trading Policy, each employee, officer and director of the Company is prohibited from buying or selling our securities when he or she is aware of material, non-public information about the Company, or information about other public companies which he or she learns as our employee or director. These individuals are also prohibited from providing such information to others. In addition, this policy prohibits employees, officers and directors from pledging Diebold stock, engaging in short sales of Diebold stock, and from buying or selling any derivative securities related to Diebold stock.

Company-Imposed Black-Out Periods
As noted above, if an executive is in possession of material non-public information, he or she is prohibited from trading in our stock. Apart from these trading restrictions, we also impose routine black-out periods that prohibit executives, including the NEOs, from trading during the period that begins two weeks prior to the end of each quarter and extends through the first business day following our next scheduled quarterly earnings release. These self-imposed black-out periods are an example of good corporate governance and help to protect both us and the individual from allegations of insider trading violations.
However, our black-out policy was not intended to penalize employees for this type of positive corporate behavior, and in the past the Committee has approved a cash distribution to employees, including NEOs, who were barred from exercising stock options prior to their expiration due to extended company-imposed black-out periods. No such exceptions were made during 2015.
Stock Ownership Guidelines
The Committee believes that stock ownership guidelines reinforce executive and shareholder alignment. Our executive stock ownership guidelines are:

•	CEO: 5x salary

•	Other NEOs: 3x salary
The Committee monitors progress towards achievement for the stated guidelines annually. In determining an executive’s stock holdings, we count the shares beneficially owned, including the after-tax value of unvested RSUs, shares deferred pursuant to our deferred compensation program, and shares owned through our 401(k) savings plan. Outstanding stock options and unearned performance shares do not count towards the executives’ stock ownership guidelines.
Limitations on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid by publicly-held corporations to $1 million per year for the CEO and the next three most highly compensated executive officers, excluding the CFO. The $1 million limitation does not apply to compensation that qualifies as performance-based. We consider the tax and accounting impact of all compensation, and our annual and long-term incentive plans have been designed so that awards granted under such plans may be able to qualify as performance-based compensation. To the extent possible and consistent with the goals and philosophy of compensation stated throughout, the Committee endeavors to limit the impact of Section 162(m) of the Code. The Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation and that the tax deduction limitation should not be permitted to compromise the Company’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Executive Compensation Tables
The table below summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2015, 2014 and 2013, as applicable. The amounts shown include compensation for services in all capacities that were provided to us.
2015 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Compensation[4] ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings[5] ($)	All Other Compensation[6] ($)	Total ($)
Andreas W. Mattes President and Chief Executive Officer	2015	928,418	—	6,271,703	1,408,680	459,375	—	322,998	9,391,174
	2014	836,106	—	2,900,655	1,044,825	1,779,509	—	206,842	6,767,937
	2013	408,365	370,980	2,104,265	813,747	529,973	—	95,732	4,323,062
Christopher A. Chapman Senior Vice President, Chief Financial Officer	2015	402,658	—	499,284	263,740	180,000	—	34,432	1,380,114
	2014	301,019	—	410,137	68,631	574,035	135,094	25,343	1,514,259
	2013	239,238	—	190,651	57,095	184,100	—	20,366	691,450
Jonathan B. Leiken Senior Vice President, Chief Legal Officer and Secretary	2015	400,000	—	285,304	150,708	160,000	—	26,392	1,022,404
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Stefan E. Merz Senior Vice President, Strategic Projects	2015	374,726	—	267,473	141,291	128,000	—	50,420	961,910
	2014	325,000	—	616,051	99,577	424,003	—	36,935	1,501,566
	—	—	—	—	—	—	—	—	—
Sheila M. Rutt Vice President and Chief Human Resources Officer	2015	348,801	—	249,641	131,874	91,875	—	58,140	880,331
	2014	332,263	—	609,310	103,803	353,583	241,343	44,489	1,684,791
	—	—	—	—	—	—	—	—	—
George S. Mayes, Jr. Former Executive Vice President and Chief Operating Officer	2015	380,769[7]	—	1,319,267	518,063	54,542	—	3,006,810	5,279,451
	2014	539,423	—	2,472,994	421,296	813,216	—	195,922	4,442,851
	2013	468,674	—	722,114	336,051	525,000	—	193,797	2,245,636

[1]
As disclosed in our 2014 proxy, this column represents that portion of Mr. Mattes’ annual cash bonus in 2013 that did not qualify for inclusion in the "Non-Equity Incentive Plan Compensation" column above.

[2]
2015 amounts in this column represent the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 ("ASC 718"), for RSUs and performance-based LTI shares awarded to the NEOs in 2015 and also includes the ASC 718 grant date value for Mr. Mattes of his 2015-2016 Transformation Grant and 2015-2016 performance-based deferred shares award. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant date values in the table and this footnote do not necessarily correspond to the actual value that will be realized by the NEOs. See the "2015 NEO Compensation Highlights - Target Compensation Structure" section of the "Compensation Discussion & Analysis" for additional information regarding Mr. Mattes’ 2015-2016 Transformation Grant and 2015-2016 performance-based deferred share award.
The grant date fair values for the RSUs are determined using the closing price of our common shares on the grant date. The grant date fair values included in the table for the performance-based LTI shares are calculated based on the probable outcome of the relevant performance conditions as of the grant date, which we calculate (i) using a Monte Carlo simulation model with respect to the 50% of the target award that is based on relative TSR, and (ii) using the closing price of our common shares on the grant date and assuming target level achievement of the cumulative adjusted EBITDA goal for the remaining 50% of the award. See the "2015 Grants of Plan-Based Awards Table" below for the threshold, target and maximum numbers of shares that each NEO may earn under these performance-based LTI awards and Footnote 5 to that table for additional information on assumptions used in calculating the grant date valuations. The ASC 718 grant date fair values for each NEO’s 2015 performance-based LTI awards assuming the achievement of the maximum level of performance would be: for Mr. Mattes, $3,822,646; for Mr. Chapman, $713,545; for Mr. Leiken, $407,731; for Mr. Merz, $382,284; for Ms. Rutt, $356,773; and for Mr. Mayes, $1,401,643.
The ASC 718 grant date fair value for the 2015-2016 Transformation Grant to Mr. Mattes is calculated using the closing price of our common shares on the grant date and is included in the table based on the probable outcome of the relevant performance conditions as of the grant date (i.e., the target level of performance). The "2015 Grants of Plan-Based Awards Table" below provides the threshold, target and maximum numbers of shares that Mr. Mattes was eligible to earn under his 2015-2016 Transformation Grant. The grant date fair value of Mr. Mattes 2015-2016 Transformation Grant assuming that the highest (i.e., maximum) level of the performance goals are achieved would be $2,229,250. The 2015 portion of this award was forfeited because 2015 EPS performance was below the threshold level.
The ASC 718 grant date fair value for Mr. Mattes’ 2015-2016 performance-based deferred shares award - $1,566,906 - is calculated using the closing price of our common shares on the grant date, is based on the probable outcome of the relevant performance conditions as of the grant date, and is the same at the target and maximum levels of performance because the maximum was set at 100% of target.
The specific terms of each of these awards are discussed in more detail in "Compensation Discussion and Analysis" above.

[3]
This column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for options awarded to the NEOs in 2015. For more information regarding 2015 grants, see the "2015 Grants of Plan-Based Awards Table" below. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the fair value of these stock options can be found under Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. The specific terms of the stock options are discussed in more detail above under "Compensation Discussion and Analysis." These amounts reflect the grant date fair value for these awards, and do not necessarily correspond to the actual value that will be realized by the NEOs.

[4]
This column reflects amounts earned by the NEOs under our Annual Cash Bonus Plan for the 2015 fiscal year, but that were not actually paid out until February 2016. Mr. Mayes’ amount was prorated based upon the portion of 2015 that he was employed.

[5]
The difference between the actuarial present value of pension benefits as of December 31, 2015 and the actuarial present value of pension benefits as of December 31, 2014 for those NEOs who participate in our pension plans was negative, as follows: Mr. Chapman, -$30,935; Ms. Rutt, -$42,214. The actuarial present value as of December 31, 2015 is calculated based on a 4.62% discount rate and the RP-2014 mortality tables, including the MP-2014 generational projection scales. The actuarial present value of pension benefits as of December 31, 2014 is based on a 4.21% discount rate and the RP-2014 Mortality Table for non-annuitants without collar adjustment with MP-2014 fully generational mortality improvement projection. The values were determined assuming the probability is nil that the NEO will terminate, retire, die or become disabled before their normal retirement date (unless already known). The decreases in pension values are attributable to the increase in the discount rate from December 31, 2014 to December 31, 2015 and to the change in mortality assumption to better reflect current and future mortality improvements. There was no above-market or preferential interest earned by any NEO in 2015 on non-qualified deferred compensation.

[6]
For 2015, the amounts reported for "All Other Compensation" consist of amounts provided to the NEOs as outlined in the table below, with respect to: (a) for Mr. Mattes, housing allowances and expenses in connection with his relocation to Ohio, (b) amounts contributed for the executive by us under our 401(k) plan and any non-qualified defined contribution plan, including taxes attributable to such non-qualified defined contribution plan, for which the executive is a participant, (c) financial planning services/tax assistance (including a gross up amount for Mr. Mayes for an adjustment to his financial planning/tax services), (d) dividend equivalents paid on unvested RSUs, and (e) other. For NEOs, as applicable, the amount in column (e) reflects: expenses related to the Company’s sales awards recognition program (Mr. Chapman, $4,765; and Mr. Mayes, $149); the value of life insurance and AD&D premiums paid for the NEOs (Mr. Mattes, $1,620; Mr. Chapman, $972; Mr. Leiken, $972; Mr. Merz, $911; Ms. Rutt, $851; and Mr. Mayes, $1,336), the value of supplemental executive disability insurance premiums paid for the NEOs (Mr. Mattes, $5,394; Mr. Chapman, $3,189; Mr. Leiken, $3,452; Mr. Merz, $4,408; Ms. Rutt, $3,634; and Mr. Mayes, $4,547); and the approximate value of an annual physical exam provided to our executives (Mr. Chapman, $2,152; Ms. Rutt, $3,376; and Mr. Mayes, $2,172). The amount in column (e) for Mr. Mayes also includes the following payments and benefits accrued to him in connection with his departure under his separation agreement: cash severance, $2,035,000; the aggregate intrinsic value of in-the-money options accelerated upon his separation, $150,581; the aggregate value as of the separation date of the RSUs that vested upon his separation, $574,429; and the value as of year-end of the portion of his 2013-2015 performance-based share award earned, $189,868. Mr. Mayes also is entitled to certain other future payments and benefits under his separation agreement, which are subject to the non-competition, non-solicitation and confidentiality, cooperation and non-disparagement conditions of the agreement, and which have not been included in his 2015 all other compensation amount. Those potential future payments and benefits are described in detail and quantified in the "Payments and Benefits in Connection with Mr. Mayes’ Separation" section under "Potential Payments Upon Termination or Change in Control" and include payouts of a pro rata portion of his 2014-2016 and 2015-2017 performance-based share awards and certain health, welfare, disability, outplacement and financial planning benefits.

	All Other Compensation
Named Executive Officer	(a)	(b)	(c)	(d)	(e)
Andreas W. Mattes	$137,489	96,241	12,000	70,254	7,014
Christopher A. Chapman	—	9,540	1,152	12,662	11,078
Jonathan B. Leiken	—	11,571	7,500	2,897	4,424
Stefan E. Merz	—	28,626	5,800	10,675	5,319
Sheila M. Rutt	—	25,495	10,000	14,784	7,861
George S. Mayes, Jr.	—	18,811	10,192	19,725	2,958,082

[7]	This amount reflects salary earned for 2015 and cash paid to Mr. Mayes in lieu of vacation in connection with his departure.

2015 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#)	All Other Option Awards: Number of Securities Underlying Options[4] (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5] ($)
Name	Grant Date	Thresh. ($)	Target ($)	Max. ($)	Thresh. (#)	Target (#)	Max. (#)
Andreas W. Mattes	2/5/15	-	-	-	-	-	-	-	200,000	32.33	1,408,680
	2/5/15	-	-	-	-	-	-	23,721	-	-	766,900
	2/5/15	-	-	-	29,519	59,037	118,074	-	-	-	1,911,323
	2/5/15	-	-	-	24,233	48,466	48,466	-	-	-	1,566,906
	2/5/15	-	-	-	56,416	62,684	68,953	-	-	-	2,026,574
	-	562,500	1,312,500	2,625,000	-	-	-	-	-	-	-
Christopher A. Chapman	2/5/15	-	-	-	-	-	-	-	37,445	32.33	263,740
	2/5/15	-	-	-	-	-	-	4,408	-	-	142,511
	2/5/15	-	-	-	5,510	11,020	22,040	-	-	-	356,773
	-	180,000	450,000	900,000	-	-	-	-	-	-	-
Jonathan B. Leiken	2/5/15								21,397	32.33	150,708
	2/5/15							2,519			81,439
	2/5/15				3,149	6,297	12,594				203,865
	-	160,000	400,000	800,000
Stefan E. Merz	2/5/15	-	-	-	-	-	-	-	20,060	32.33	141,291
	2/5/15	-	-	-	-	-	-	2,361	-	-	76,331
	2/5/15	-	-	-	2,952	5,904	11,808	-	-	-	191,142
	-	140,000	320,000	640,000	-	-	-	-	-	-	-
Sheila M. Rutt	2/5/15	-	-	-	-	-	-	-	18,723	32.33	131,874
	2/5/15	-	-	-	-	-	-	2,204	-	-	71,255
	2/5/15	-	-	-	2,755	5,510	11,020				178,386
	-	122,500	262,500	525,000	-	-	-	-	-	-	-
George S. Mayes, Jr.	2/5/15	-	-	-	-	-	-	-	73,553	32.33	518,063
	2/5/15	-	-	-	-	-	-	8,659	-	-	279,945
	2/5/15	-	-	-	10,824	21,647	43,294	-	-	-	700,822
	-	187,000	467,500	935,000
	3/16/15	-	-	-	-	-	-	10,000	-	-	338,500

[1]
These columns present information about the potential payouts under our Annual Cash Bonus Plan for fiscal year 2015. The actual amount paid in February 2016 for each NEO is reflected above in the "2015 Summary Compensation Table" under the "Non-Equity Incentive Plan Compensation" column. For a more detailed description of the related performance measures for our Annual Cash Bonus Plan, see above under "Compensation Discussion and Analysis."

[2]
These columns present information about performance-based LTI shares awarded during 2015 pursuant to the Plan for each NEO, and also include for Mr. Mattes his 2015-2016 performance-based deferred shares award and his 2015-2016 Transformation Grant. The payout of the annual performance-based LTI shares will be determined based on the achievement of specific relative TSR and cumulative adjusted EBITDA goals calculated over the three-year period beginning on January 1, 2015 and ending on December 31, 2017. The maximum award amount for the annual performance-based LTI awards is 200% of the target amount, which will be earned only if we achieve maximum performance pursuant to that grant’s specific performance measures, and no amount is payable unless the threshold performance is met. The amount to be earned under Mr. Mattes’ 2015-2016 performance-based deferred shares award will be based on the achievement of a two-year non-GAAP cumulative EBITDA goal. The maximum was set at 100% of the target for Mr. Mattes’ 2015-2016 performance-based deferred shares grant, and the threshold payout was set at 50% of the target for this award. Payout for Mr. Mattes’ Transformation Grant will be based on achievement of specific goals established for 2015 and 2016. No amount is payable for this Transformation Grant unless the threshold performance is met, and the maximum award amount of 110% of the target amount will be earned only if we achieve maximum performance pursuant to that grant’s specific performance measures. For a more detailed description of these awards and the related performance measures, see the related descriptions in the "Compensation Discussion and Analysis."

[3]	This column presents information about RSUs awarded during 2015 pursuant to the Plan. For a more detailed description of the RSUs, see above under "Compensation Discussion and Analysis."

[4]
All stock option grants were new and not granted in connection with an option re-pricing transaction, and the terms of the stock options were not materially modified in 2015. For a more detailed description of the stock options, see above under "Compensation Discussion and Analysis."

[5]
For the annual performance-based LTI shares, the grant date fair value of the relative TSR-based portion of the awards of $32.42 per share as of the grant date was calculated using a Monte Carlo simulation model that considers the likelihood of our TSR ending at various percentile levels and expected stock price at those levels and which reflects the probable outcome of the performance conditions at target as of the grant date, excluding the effect of estimated forfeitures, in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of the performance-based LTI shares were as follows: (a) an expected performance period of three years; (b) a risk-free interest rate of 0.90%, which is an estimated interest rate for a zero-coupon U.S. government bond with a term commensurate with the remaining term of the performance period as of the grant date (2.91 years), calculated by linear interpolation of the interest rates on the grant date for zero coupon U.S. government bonds with maturities of 2.50 and 3.0 years; (c) volatility of 24.22%, calculated using the adjusted daily stock prices for the 2.91 year period prior to grant date; and (d) a dividend yield of 3.55% as of the grant date. The grant date fair value of the cumulative adjusted EBITDA-based portion of the annual performance-based LTI shares was based on the closing price of our common shares on the grant date and on an assumption of target level achievement of the cumulative adjusted EBITDA goal.
For Mr. Mattes’ Transformation Grant, the grant date fair value is calculated based upon the closing price of our common shares on the grant date and based on the probable outcome of the performance conditions for 2015 and 2016 (i.e., the target level of performance). The grant date fair value for Mr. Mattes’ 2015-2016 performance-based deferred shares grant is calculated using the closing price of our common shares on the grant date and assumes that the target (and maximum) non-GAAP cumulative EBITDA performance goal is achieved.
For RSUs, the fair value is calculated using the closing market price of the shares on the February 5, 2015 grant date of $32.33, and such value reflects the total amount that we would expect to expense in our financial statements over the awards’ three-year vesting period. For stock options, the fair value was calculated using the Black-Scholes value on the grant date of $7.0434, calculated in accordance with FASB ASC Topic 718. The assumptions used in calculating the fair value of these stock options can be found under Note 4 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015.

Mattes Amended and Restated Employment Agreement
In June 2013, we entered into an employment agreement with Mr. Mattes in connection with his appointment as our President and CEO. We amended that agreement on July 24, 2015 in order to align the "change-in-control" definition and the "cause" definition that applies in the two-year period following a change-in-control as stated in Mr. Mattes’ employment agreement with the definitions used in the change-in-control agreements with our other executives. In addition, the amendments to the agreement also included:

•	A two-year term (through July 24, 2017) with automatic one-year renewals unless either party provides at least six months’ notice that the agreement should not be renewed;

•	"Termination without cause" benefits if we do not renew Mr. Mattes agreement and his employment does not continue;

•	An extension of the exercise period for stock options and stock appreciation rights following termination from three months to twelve months, consistent with the Senior Leadership Severance Plan; and

•	Forfeiture of severance (in whole or in part) to eliminate excise tax, but only if it results in a better net-of-tax result for Mr. Mattes.
Pursuant to the agreement, Mr. Mattes is entitled to receive an annual base salary of not less than $937,500 and is eligible for annual incentive awards as determined by the Company in its sole discretion. Additionally, Mr. Mattes is eligible to participate in the Company’s long-term equity incentive plan as determined by the Company in its sole discretion.
Under the terms of the agreement, if Mr. Mattes is terminated without cause (as defined in the agreement) or he terminates his employment for "good reason" (as defined in the agreement and subject to the Company’s right to cure), in either case other than in the two-year period following a "change-in-control" (as defined in the agreement) or if we decide not to renew Mr. Mattes’ agreement and his employment ends, assuming he otherwise satisfies certain conditions, he will be entitled to receive, among other things, (i) a lump sum amount equal to any unpaid salary and accrued vacation pay and unreimbursed business expenses, (ii) a lump sum amount equal to two times his annual base salary and annual incentive award at target, (iii) a lump sum pro rata amount, if any, equal to the actual annual incentive that would have been payable to him based on the Company’s actual performance against applicable goals and his personal goals/key initiatives (based on his assumed target level performance), and (iv) continuation of medical, dental, vision and Company-paid basic life insurance coverage for the shorter of (i) 24 months and (ii) the date he receives equivalent coverage from a subsequent employer, and (A) any outstanding and unvested stock options will immediately vest and remain exercisable for twelve months (or the earlier expiration), (B) any restrictions on unvested RSUs will immediately lapse on a pro-rata basis and (C) all unearned performance-based shares and performance units will be paid out on a pro-rata basis (except for Transformation Grant shares which will be forfeited).
In addition, in connection with a change-in-control, the term of Mr. Mattes’ employment will automatically be extended to the second anniversary of the change-in-control. If, during the two-year period following a change in control, Mr. Mattes is terminated without cause or he terminates his employment for good reason, assuming he otherwise satisfies certain conditions, he will be entitled to receive, among other things, (i) a lump sum amount equal to any unpaid salary and accrued vacation pay and unreimbursed business expenses, (ii) a lump sum amount equal to two times Mr. Mattes’ annual base salary and annual incentive award at target, (iii) a lump sum pro-rata amount, if any, equal to the actual annual incentive that would have been payable to him based on our actual performance against applicable goals and his personal goals/key initiatives (based on his assumed target level performance), and (iv) continuation of medical, dental, vision and Company-paid basic life insurance coverage for the shorter of (i) 24 months and (ii) the date he receives equivalent coverage from a subsequent employer, and (A) any outstanding and unvested stock options will immediately vest and remain exercisable for twelve months (or the earlier expiration), (B) any restrictions on unvested RSUs will immediately lapse, and (C) all unearned performance-based shares and performance units will become non-forfeitable at 100% of target (except with respect to Transformation Grant which will be earned at 100% as long as Mr. Mattes is employed at the end of the performance period or was terminated without cause or with good reason).
The employment agreement also provides that Mr. Mattes will not (i) compete with us for a period of two years after the termination of his employment or (ii) solicit employees of the Company for a period of three years after the termination of his employment. Mr. Mattes’ employment agreement does not provide for any tax gross-ups for any excise tax that may be imposed under Section 280G of the Internal Revenue Code.
Mayes Separation Agreement
As disclosed above, Mr. Mayes left the Company on July 24, 2015, and we entered into a separation agreement and release with Mr. Mayes on September 1, 2015. Mr. Mayes’ "All Other Compensation" amount for 2015 includes payments and benefits accrued to him in connection with his departure, and amounts payable in the future under his separation agreement are described in the "Potential Payments Upon Termination or Change in Control" section under the caption "Payments and Benefits in Connection with Mr. Mayes’ Separation."

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table provides information relating to exercisable and unexercisable stock options as of December 31, 2015 for the NEOs. In addition, the following table provides information relating to grants of RSUs, deferred shares and performance-based awards to the NEOs that had not yet vested as of December 31, 2015. No stock appreciation rights were outstanding as of December 31, 2015.

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options							Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Andreas W. Mattes	6/6/2013	64,734	33,348	—	31.92	6/6/2023	—	—	—	—
	2/11/2014	51,588	103,178	—	34.13	2/11/2024	—	—	—	—
	2/5/2015	—	200,000	—	32.33	2/5/2025	—	—	—	—
	6/6/2013	—	—	—	—	—	17,203	517,638	—	—
	2/11/2014	—	—	—	—	—	20,166	606,795	—	—
	2/5/2015	—	—	—	—	—	23,721	713,765	—	—
	6/6/2013[5]	—	—	—	—	—	23,702	713,193	—	—
	2/11/2014	—	—	—	—	—	—	—	26,181	787,786
	2/5/2015	—	—	—	—	—	—	—	59,037	1,776,423
	2/5/2015	—	—	—	—	—	—	—	48,466	1,458,342
	2/5/2015	—	—	—	—	—	—	—	28,208	848,779
Christopher A. Chapman	2/20/2006	700	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	1,250	—	—	47.27	2/14/2017	—	—	—	—
	2/11/2009	1,250	—	—	24.79	2/11/2019	—	—	—	—
	2/11/2010	2,500	—	—	27.88	2/11/2020	—	—	—	—
	2/10/2011	7,000	—	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	7,125	2,375	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	4,976	2,564	—	29.87	2/6/2023	—	—	—	—
	2/11/2014	3,388	6,778	—	34.13	2/11/2024	—	—	—	—
	2/5/2015	—	37,445	—	32.33	2/5/2025	—	—	—	—
	2/11/2010	—	—	—	—	—	2,000	60,180	—	—
	2/6/2013	—	—	—	—	—	1,277	38,425	—	—
	11/4/2013	—	—	—	—	—	2,000	60,180	—	—
	2/11/2014	—	—	—	—	—	1,325	39,869	—	—
	2/5/2015	—	—	—	—	—	4,408	132,637	—	—
	2/6/2013[5]	—	—	—	—	—	1,245	37,462	—	—
	1/15/2014	—	—	—	—	—	—	—	1,916	57,652
	2/11/2014	—	—	—	—	—	—	—	3,312	99,658
	2/5/2015	—	—	—	—	—	—	—	11,020	331,592
Jonathan B. Leiken	2/5/2015	—	21,397	—	32.33	2/5/2025	—	—	—	—
	2/5/2015	—	—	—	—	—	2,519	75,797	—	—
	5/29/2014	—	—	—	—	—	—	—	3,211	96,619
	2/5/2015	—	—	—	—	—	—	—	6,297	189,477

		Option Awards[1]					Stock Awards
		Number of Securities Underlying Unexercised Options							Equity Incentive Plan Awards:
Name	Grant Date of Award	Exercisable (#)	Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)	Market Value of Shares or Units of Stock That Have Not Vested[3] ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested[4] (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[4] ($)
Stefan E. Merz	2/11/2014	4,916	9,834	—	34.13	2/11/2024	—	—	—	—
	2/5/2015	—	20,060	—	32.33	2/5/2025	—	—	—	—
	8/1/2013	—	—	—	—	—	5,000	150,450		—
	2/11/2014	—	—	—	—	—	1,922	57,833	—	—
	2/5/2015	—	—	—	—	—	2,361	71,042	—	—
	1/15/2014	—	—	—	—	—	—	—	2,958	89,006
	2/11/2014	—	—	—	—	—	—	—	4,805	144,582
	2/5/2015	—	—	—	—	—	—	—	5,904	177,651
Sheila M. Rutt	2/20/2006	8,000	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	7,500	—	—	47.27	2/14/2017	—	—	—	—
	2/10/2011	12,000	—	—	32.67	2/10/2021	—	—	—	—
	2/8/2012	12,375	4,125	—	34.89	2/8/2022	—	—	—	—
	2/6/2013	4,188	4,317	—	29.87	2/6/2023	—	—	—	—
	2/11/2014	5,125	10,251	—	34.13	2/11/2024	—	—	—	—
	2/5/2015	—	18,723	—	32.33	2/5/2025
	2/11/2010	—	—	—	—	—	4,000	120,360	—	—
	1/14/2013	—	—	—	—	—	2,500	75,225	—	—
	2/6/2013	—	—	—	—	—	2,149	64,663	—	—
	2/11/2014	—	—	—	—	—	2,003	60,270	—	—
	2/5/2015	—	—	—	—	—	2,204	66,318	—	—
	2/6/2013[5]	—	—	—	—	—	2,096	63,069	—	—
	1/15/2014	—	—	—	—	—	—	—	2,803	84,342
	2/11/2014	—	—	—	—	—	—	—	5,009	150,721
	2/5/2015	—	—	—	—	—	—	—	5,510	165,796
George S. Mayes Jr.	2/20/2006	8,000	—	—	39.43	2/20/2016	—	—	—	—
	2/14/2007	9,500	—	—	47.27	7/31/2016	—	—	—	—
	2/11/2009	3,750	—	—	24.79	7/31/2016	—	—	—	—
	2/11/2010	7,500	—	—	27.88	7/31/2016	—	—	—	—
	2/10/2011	20,000	—	—	32.67	7/31/2016	—	—	—	—
	2/8/2012	25,000	—	—	34.89	7/31/2016	—	—	—	—
	2/6/2013	44,379	—	—	29.87	7/31/2016	—	—	—	—
	2/11/2014	62,405	—	—	34.13	7/31/2016	—	—	—	—
	2/5/2015	73,553	—	—	32.33	7/31/2016	—	—	—	—
	2/11/2014	—	—	—	—	—	—	—	11,294	339,836
	2/5/2015	—	—	—	—	—	—	—	4,812	144,793

[1]
All stock options outstanding at the 2015 fiscal year-end which were issued prior to 2013 vest ratably over a four-year period beginning on the first anniversary of the date of grant. All stock option grants outstanding at the 2015 fiscal year-end which were issued in and after 2013 vest ratably over a three-year period beginning on the first anniversary of the date of grant.

[2]
This column reflects unvested RSUs granted to the NEOs that had not yet vested as of December 31, 2015. The RSUs included in this column have a three-year cliff vest, except for the RSUs granted on 2/11/2010, which vest on 2/11/2017.

[3]	The market value was calculated using the closing price of our common shares of $30.09 as of December 31, 2015.

[4]
These columns report the performance-based shares granted to the NEOs for the 2014-2016 and 2015-2017 performance periods, as applicable, and also include the NEOs’ outstanding Transformation Grants at year-end. For the 2014-2016 performance periods, the current performance as of December 31, 2015 was above threshold, but below target, and therefore, the awards are reported at target. For the 2015-2017 performance periods, relative TSR was above threshold but below target, and we have included the awards at target. The 2014-2016 and 2015-2017 performance-based LTI awards are scheduled to vest and be paid in February 2017 and February 2018, respectively. The numbers of unearned shares reported for the Transformation Grants in this column include only the threshold number of shares for the 2016 portion of the awards, which are scheduled to vest in 2017 following the end of the performance period. There is no performance yet achieved for the 2016 performance period for the Transformation Grants. The award opportunities with respect to the 2015 portions of the Transformation Grants were forfeited because EPS performance was below the 2015 target. The shares that were earned under the 2014 portions of the NEOs Transformation Grants vested and were paid in February 2015 and are included below in the 2015 Option Exercises and Stock Vested Table. Market value is calculated using the closing price of our common shares as of December 31, 2015.

[5]
Amounts represent 2013-2015 performance-based share awards. The number of shares set forth in this row are the actual number of shares earned, as determined by the Compensation Committee following the end of the performance period. These awards vested and were paid in February 2016.

2015 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Andreas W. Mattes	—	—	29,307	1,018,418
Christopher A. Chapman	—	—	3,289	111,888
Jonathan B. Leiken	—	—	1,946	67,624
Stefan E. Merz	—	—	3,072	106,752
Sheila M. Rutt	—	—	5,211	176,827
George S. Mayes, Jr.	—	—	35,218	1,174,937

[1]
The value realized is calculated by multiplying the number of shares of stock by the market value of the underlying securities on the vesting date. The number of shares actually received upon vesting may be less than the number shown, due to shares being withheld for the payment of applicable taxes. The value realized for Mr. Mayes’ RSUs (17,091 of the reported shares) is calculated by multiplying the shares of stock by the close price on his separation date ($33.61), and the value realized for Mr. Mayes’ 2013-2015 performance-based share award (6,310 of the reported shares) is calculated using our closing price on December 31, 2015. As settlement of Mr. Mayes' RSUs and 2013-2015 performance-based share award was delayed until 2016 in accordance with 409A and his separation agreement, the value of the shares to Mr. Mayes on the payment dates differed from that in the table.

2015 Pension and Retirement Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
Andreas W. Mattes	-	-	-	-
Christopher A. Chapman	Qualified Retirement Plan	19.3333	219,971	-
	Pension Restoration SERP	19.3333	104,408	-
Jonathan B. Leiken	-	-	-	-
Stefan E. Merz	-	-	-	-
Sheila M. Rutt	Qualified Retirement Plan	15.2500	230,780	-
	Pension SERP	15.2500	86,282	-
	Pension Restoration SERP	15.2500	269,020	-
George S. Mayes, Jr.	-	-	-	-

[1]
The values are determined based on a 4.62% discount rate and the RP-2014 mortality tables, including the MP-2014 generational projection scales and are calculated assuming that the probability is nil that a NEO terminates, dies, retires or becomes disabled before normal retirement date.

Mr. Chapman and Ms. Rutt currently participate in the Diebold, Incorporated Retirement Plan for Salaried Employees, or Qualified Retirement Plan, which provides funded, tax-qualified benefits under the Internal Revenue Code to all salaried and non-union hourly U.S.-based employees who were hired before July 1, 2003. This plan provides benefits that are limited by Internal Revenue Code requirements applicable to all tax-qualified pension plans. As noted above, we also maintain defined benefit Supplemental Executive Retirement Plans, or SERPs, which provide unfunded, non-qualified benefits to select executives. The purpose of the SERPs is to provide additional benefits above those provided under the Qualified Retirement Plan. Accruals in the Qualified Retirement Plan and the defined benefit SERPs were frozen as of December 31, 2013.
Qualified Retirement Plan
The benefit provided under the Qualified Retirement Plan is payable as a life annuity beginning at normal retirement age (age 65). The benefit is determined based on the following formula:

•	0.8% of final average compensation up to the Covered Compensation level; plus

•	1.25% of final average compensation in excess of the Covered Compensation level;

•	which sum is multiplied by years of service (subject to a maximum of 30 years).
In addition, a benefit equal to $50.40 times the number of years of service (subject to a maximum of 30 years) is added to the amount determined above.
Final average compensation is an average of the five highest consecutive full calendar years of salary and bonus out of the last ten full calendar years, with each year’s compensation held to a maximum of the IRS compensation limit for that year. The participant’s individual "Covered Compensation" is as defined under the Internal Revenue Code. The benefit is payable for the lifetime of the participant, with alternative forms of payment available to the participant with an actuarial reduction.
Participants may retire early if they are at least age 50 and the sum of their age plus service is at least 70, or at any age with 30 years of service. Benefits may begin upon retirement on an actuarially reduced basis. Participants with at least 15 years of service who become disabled while employed are eligible for an immediate unreduced benefit. Participants terminating with at least five years of service are entitled to a deferred vested benefit at age 65, or may commence the benefit on an actuarially reduced basis, if they are at least age 50 and the sum of their age plus service is at least 70.
Pension Restoration SERP
Benefits under the Pension Restoration SERP are determined using the same formula as stated above for the Qualified Retirement Plan except the IRS compensation limit is ignored. Net benefits payable from the Pension Restoration SERP at age 65 equal the difference between the benefit determined using total pensionable pay, ignoring qualified plan compensation limits, and the benefit payable from the Qualified Retirement Plan. All other provisions of the Pension Restoration SERP are identical to the Qualified Retirement Plan with the exception of the actuarial reduction factors for retirement before age 65. Mr. Chapman and Ms. Rutt are the only NEOs who participate in the Pension Restoration SERP. The Pension Restoration SERP was amended in 2013 to freeze all future benefit accruals after December 31, 2013.
Pension SERP
The Pension SERP provides a supplemental monthly retirement benefit in an amount such that a participant’s total retirement benefit from the Qualified Retirement Plan, the Pension Restoration SERP, the annuity equivalent of the projected employer-provided balance in the 401(k) Restoration SERP (assuming a 3% employer match and a fixed rate of return of 8%) and the Pension SERP, plus one-half of the participant’s anticipated Social Security benefit payable at age 65, equals 50% (pro-rated for less than 25 years of service) of the participant’s final average compensation received from us during the highest five consecutive full calendar years of the last ten full calendar years of employment. Compensation is defined for this purpose as salary plus bonus accrued for each such calendar year. The Pension SERP benefits are payable at age 65 as a straight life annuity. Joint and survivor options are available on an actuarially equivalent basis. Benefits are available to participants retiring or terminating employment with at least 10 years of service, and are payable at the later of (1) attaining both the age of 50 and 70 points (determined by age plus years of service), or (2) separation from service (on a reduced basis if payments begin before age 65). Participants who become disabled while employed and have at least 15 years of service are eligible for an immediate benefit. The Pension SERP was amended in 2013 to freeze all future benefit accruals after December 31, 2013.
Accrued benefits under the Pension SERP are fully vested in the event of a change-in-control of the Company. Ms. Rutt is the only NEO who participates in the Pension SERP.
Present Value of Accumulated Benefits
The "Present Value of Accumulated Benefits" is the single-sum value as of December 31, 2015 of the annual pension benefit that was earned through that date payable under a plan beginning at the NEO’s normal retirement age. The normal retirement age is defined as age 65 for the Qualified Retirement Plan, Pension Restoration SERP and Pension SERP. We used certain assumptions to determine the single-sum value of the annual benefit that is payable beginning at normal retirement age. The key assumptions are as follows:

•	An interest rate of 4.62%, the FASB ASC 715 discount rate as of December 31, 2015;

•	The RP-2014 mortality tables with MP-2014 generational projection scales; and

•	No probability of termination, retirement, death, or disability before normal retirement age.
2015 Non-Qualified Deferred Compensation

401(k) Restoration SERP and 401(k) SERP
Name	Executive Contributions in 2015[1] ($)	Registrant Contributions in 2015[2] ($)	Aggregate Losses in 2015[3] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2015[4] ($)
Andreas W. Mattes	146,336	87,802	(8,930)	—	398,431
Christopher A. Chapman	—	—	—	—	—
Jonathan B. Leiken	3,385	2,031	(484)	—	32,131
Stefan E. Merz	123,771	19,086	(4,515)	—	161,636
Sheila M. Rutt	26,211	15,727	(1,877)	—	231,200
George S. Mayes, Jr.	15,231	9,138	(7,816)	—	1,191,915

[1]	These amounts are included in the "Salary" column of the "2015 Summary Compensation Table."

[2]
These amounts are included in the "All Other Compensation" column of the "2015 Summary Compensation Table" and include amounts contributed in 2015 for the 2015 plan year under the 401(k) Restoration SERP.

[3]
These amounts represent aggregate losses on executive and registrant contributions. These amounts are not reflected in the "2015 Summary Compensation Table," as they are not considered preferential or above-market earnings on deferred compensation.

[4]
This column reflects the balance of all contributions and the aggregate earnings (or losses) on such contributions. No portion of this amount is reflected in the "All Other Compensation" column or the "Salary" column of the "2015 Summary Compensation Table" except current-year Registrant Contributions and Executive Contributions, respectively. The aggregate balance for Mr. Mayes as of December 31, 2015 includes his 401(k) Restoration SERP balance ($427,628) and his 401(k) SERP balance ($764,287) as of that date. All contributions for Mr. Mayes for 2015 related to the 401(k) Restoration SERP.

Non-Qualified Deferred Compensation Plans
Deferred Incentive Compensation Plan No. 2
Pursuant to our 1992 Deferred Incentive Compensation Plan, certain executives, including the NEOs, were able to defer cash bonuses received under our Annual Cash Bonus Plan and performance-based share awards earned under the 1991 Plan; however, none of the NEOs were participants in this Deferred Incentive Compensation Plan in 2015. Effective December 31, 2004, as a result of the passage by Congress of the American Jobs Creation Act of 2004, we elected to freeze the 1992 Deferred Incentive Compensation Plan and closed the plan to future deferrals. Effective January 1, 2005, the Board approved the Deferred Incentive Compensation Plan No. 2, which is substantially similar to the 1992 Deferred Incentive Compensation Plan in all material respects, but was designed to be administered in accordance with Section 409A of the Internal Revenue Code.
Under the Deferred Incentive Compensation Plan No. 2, an executive may defer all or a portion of his or her annual cash bonus or performance-based share amount. Deferral elections for cash bonuses must be made prior to the end of the year preceding the year in which such bonuses would be earned (and payable in the following year). Deferral elections for performance-based shares must be made at least six months prior to the end of the three-year performance period specified in the grant.
Deferrals of performance-based shares are treated as a line-item in the executive’s deferred account with us; however, the earnings on the performance shares (dividends and interest) are invested in the same manner as deferrals of cash compensation. Executives may invest such cash deferrals in any funds available under our 401(k) plan, except the Northern Trust and Invesco Stable Value Fund. The table below shows the funds available under the deferred compensation plans and their annual rate of return for the year ended December 31, 2015, as reported by Merrill Lynch.
Merrill Lynch Funds

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Allianzgi NFJ Intrnl VAL Instl	(13.15)%	Vanguard Target Retirement 2055	(1.720)%
Calamos International Growth I	2.99%	Vanguard Target Retirement 2060	(1.68)%
Invesco Diversified DIV CL R5	2.09%	Loomis Sayles Bond FD Instl	(6.86)%
Janus Triton Fund CL I	1.35%	Loomis Sayles Small Cap Value Instl	(3.36)%
John Hancock Disciplined Value Mid Cap Instl	2.06%	Vanguard Institutional Index	1.37%
Vanguard Target Retirement 2010	(0.2)%	Vanguard Total Bond Market Instl	0.41%
Vanguard Target Retirement 2015	(0.46)%	Vanguard Mid-Cap Index Fund	(1.46)%
Vanguard Target Retirement 2020	(0.68)%	Vanguard Primecap FD-ADM CL	2.64%
Vanguard Target Retirement 2025	(0.85)%	Vanguard Target Income Retirement	(0.17)%
Vanguard Target Retirement 2030	(1.03)%	T Rowe Price Blue Chip Growth	11.15%
Vanguard Target Retirement 2035	(1.26)%	Oppenheimer Developing Markets Fund Y	(13.84)%
Vanguard Target Retirement 2040	(1.59)%	FFI Institutional Fund	0.03%
Vanguard Target Retirement 2045	(1.57)%	American Balanced Fund R5	1.98%
Vanguard Target Retirement 2050	(1.58)%

Executives deferring under the Deferred Incentive Compensation Plan No. 2 select their period of deferral and method of payment at the time of making their deferral elections. Executives may elect to defer their payments until a specified date or until the date they cease to be an associate of the Company. Further, the executives may elect to receive their distribution either as a lump sum or in approximately equal quarterly installments, not to exceed 40 installments.
401(k) Restoration SERP
The 401(k) Restoration SERP is designed to replace lost retirement benefits due solely to IRS compensation limits. Benefits under this plan are determined exactly as in our 401(k) Plan except that compensation limits are ignored. NEOs are permitted to elect to defer compensation above the annual IRS limit and we provide a matching contribution at the same rate as under the 401(k) Plan. Both the salary deferrals and our matching contributions may be invested in any funds available under our Deferred Incentive Compensation Plan No. 2 (except the Northern Trust and Invesco Stable Value Fund). All of the NEOs, except for Mr. Chapman, participate in the 401(k) Restoration SERP.

401(k) SERP
The 401(k) SERP is designed to provide supplemental retirement benefits to executives hired after July 1, 2003, because those executives are not eligible to participate in the Qualified Retirement Plan and Pension SERP. Contributions in prior years were based upon a points formula (age plus service) as follows:

Points	Contribution Credit
Under 50	5%
50-59	10%
60-69	12.5%
70-79	15%
80 and over	20%
The 401(k) SERP was amended in 2013 to close participation in the Plan and to cease any future contributions after those made for the 2013 plan year. Mr. Mayes is the only NEO who currently participates in the 401(k) SERP. Upon amendment, all active participants as of December 31, 2013 were immediately vested in any benefit that had accrued on their behalf. The executive may invest his account balance in any investment funds available under our 401(k) Restoration SERP, except the Northern Trust and Invesco Stable Value Fund.
Potential Payments Upon Termination or Change in Control
The amount of compensation payable to each NEO (other than Mr. Mayes) upon voluntary or involuntary termination (with and without cause), retirement, death, disability or in the event of a change-in-control (with and without termination) is described qualitatively in the following narrative and is shown quantitatively in the table below. The amounts shown assume that such termination or change-in-control was effective as of December 31, 2015, include amounts earned through such date, and are estimates of the amounts that would be paid out to the executives upon his or her termination or change-in-control. The actual amounts to be paid out can only be determined at the time of each NEO’s separation. Each NEO except Mr. Mattes participates in our Severance Policy. Mr. Mattes has an employment agreement and his rights upon termination are set forth in that agreement. Our stock price as of December 31, 2015 was $30.09. As Mr. Mayes left the Company effective July 24, 2015, the disclosure in this section for him covers his actual separation-related payments and benefits.
Payments and Benefits in Connection with Mr. Mayes’ Separation
We entered into a separation agreement and release with Mr. Mayes in September 2015. Under his agreement, Mr. Mayes received lump sum payments in 2015 of $2,035,000 (which equals two times the sum of his base salary in effect on the separation date and his 2015 target bonus opportunity) and $42,308 (for his accrued and unused vacation time). He also received a lump sum payment of $54,542 in February 2016, which represented the actual 2015 bonus he would have received under our Annual Cash Bonus Plan, prorated based upon the portion of 2015 that he was employed (and with his individual performance metric calculated at target).
Mr. Mayes had 136,496 outstanding unvested options as of his separation date, all of which immediately vested and 47,854 of which were underwater as of the separation date. The aggregate intrinsic value of these accelerated options was $150,581 (calculated by multiplying (i) the difference between the closing market price of our shares on Mr. Mayes’ separation date ($33.61) and the applicable option exercise price, by (ii) the number of "in-the-money" options). Mr. Mayes’ options will generally remain exercisable until July 31, 2016 (or the earlier scheduled expiration date). A pro rata portion of Mr. Mayes’ outstanding RSUs vested upon his separation, calculated based upon the time employed in the year of termination relative to the RSU vesting period and with an aggregate value of $574,429 as of his separation date. His accelerated RSUs were settled in 2016 in accordance with 409A. He will receive pro rata performance-based share amounts (except under the Transformation Grant), based upon the time employed relative to the performance periods, based on actual performance, and payable when such awards are generally paid to others. To that end, he received 6,310 shares in February 2016 in payment of his 2013-2015 performance share award, which shares had a value of $189,868 based on our stock price as of year-end. The value of his pro rated 2014-2016 and 2015-2017 performance-based share awards will depend on the actual level of performance that is ultimately achieved and our share price at the time of payment, but if the performance is achieved at the target level for each of those awards, Mr. Mayes would receive 11,294 and 4,812 shares, respectively, which would have had an approximate value of $379,591 and $161,731, respectively, as of his separation date. Mr. Mayes forfeited any rights that he had in any performance shares under the Transformation Grant.
Mr. Mayes is entitled to continue to participate in our employee health and welfare benefit plans and in our Executive Long-Term Disability Plan for the shorter of two years and the date he receives equivalent coverage from a subsequent employer (benefits valued at up to approximately $36,664 based on premiums in effect as of his separation date). He also is entitled to professional outplacement services for up to two years (up to $10,000) and will receive certain additional items such as executive physical and financial planning benefits (with an aggregate value of up to $24,000). His retirement plan benefits are as set forth in the respective Company retirement plans. Mr. Mayes was vested in his accounts under our 401(k) Restoration SERP and 401(k) SERP prior to his separation date, which accounts were valued at $1,191,915 in the aggregate as of his separation. Mr. Mayes did not participate in our Pension SERP or Pension Restoration SERP.
Mr. Mayes’ separation agreement includes a general release of claims in favor of the Company and requires him to comply with a two year non-competition provision, two year non-solicitation provision, and confidentiality, cooperation and non-disparagement conditions.
Payments Made Upon Termination
Voluntary Without Good Reason or Involuntary With Cause
Whether a NEO’s employment terminates voluntarily without "good reason" or terminates involuntarily with "cause" (as those terms may be defined in various agreements), he or she is generally only entitled to base salary earned through the date of termination, along with any deferred compensation earnings payable upon separation from service and any benefits that have accrued under our Qualified Retirement Plan, and any SERP or 401(k) plan (except that no employer-paid SERP benefits are payable in the event of involuntary termination with cause). The Qualified Retirement Plan benefit, under both termination scenarios, and the SERP benefit, if termination is voluntary, is determined as described in "2015 Pension and Retirement Benefits" above. For Mr. Chapman and Ms. Rutt, the values shown reflect the present value of the normal retirement benefit at age 65 for the Qualified Retirement Plan and for the Pension Restoration SERP and the nonqualified defined contribution plan values shown reflect the vested balances in the 401(k) Restoration SERP. If termination is involuntary with cause, only the portion of the 401(k) Restoration Plan benefit derived from employee contributions and qualified defined benefit plan vested benefit are payable to the NEO. The entire 401(k) SERP balance is forfeited if termination is involuntary with cause. The 401(k) SERP and 401(k) Restoration SERP balances are not payable until the NEO attains age 55.
Under the terms of Mr. Mattes’ employment agreement, he is be entitled to receive payment for any unused vacation and unreimbursed business expenses, and his vested stock options would remain exercisable for 30 days (or the earlier scheduled expiration of the awards) unless otherwise determined by the Compensation Committee.

Involuntary Without Cause or Voluntary With Good Reason
If a NEO is involuntarily terminated without cause, he or she is entitled to the following (subject to a general release of claims and acknowledgment of the executive’s confidentiality, non-competition and other applicable obligations):

•
A lump sum payment equal to two times (for Messrs. Mattes and Chapman) and one and one-half times (for Messrs. Merz and Leiken and Ms. Rutt) base salary in effect on the date of termination and target bonus opportunity under our Annual Cash Bonus Plan in the year of termination;

•
A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results (and, under Mr. Mattes’ employment agreement, assuming individual performance at target levels);

•
Continued participation in all of our employee health and welfare benefit plans for the shorter of (i) two years (for Messrs. Mattes and Chapman) or one and one-half years (for Messrs. Merz and Leiken and Ms. Rutt), and (ii) the date such NEO receives equivalent coverage from a subsequent employer;

•	All outstanding unvested options immediately vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration) following the date of termination;

•	All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the vesting period of the RSUs;

•
Pro-rata performance-based share amounts (except amounts granted under the Transformation Grant), based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others;

•	A Qualified Retirement Plan benefit using the plan provisions as described in "2015 Pension and Retirement Benefits" above;

•	Professional outplacement services for up to two years; and

•	For Mr. Mattes, a lump sum payment of accrued vacation pay and unreimbursed business expenses.
The Pension SERP, Pension Restoration SERP, 401(k) SERP and 401(k) Restoration SERP do not provide any additional benefits upon an involuntary termination. The NEO is only entitled to a SERP benefit if he or she otherwise qualifies for a normal, early or deferred vested SERP benefit at termination.
For Mr. Chapman and Ms. Rutt, the values shown reflect the present value of the normal retirement benefit at age 65 for the Qualified Retirement Plan. The nonqualified defined benefit plan values shown reflect the present value of the normal retirement benefit at age 65 as well. For Messrs. Mattes, Leiken, Merz, Mayes and Ms. Rutt, the nonqualified defined contribution plan values shown reflect the vested balances in the 401(k) Restoration SERP.
For all applicable NEOs, we have included the value of their vested nonqualified defined contribution balances, footnoting that these amounts are not payable until the NEO attains age 55.
Pursuant to the Severance Policy, if a NEO terminates his or her employment due to the occurrence of any of the following events without his or her consent and following our right to cure, each of which constitute the basis for "good reason," he or she will be entitled to receive the payments and benefits discussed immediately above:

•	A material reduction in the amount of the executive’s then current base salary or target annual bonus;

•	A requirement that the executive change his or her principal location of work to a location which is in excess of 50 miles from his or her current location of work;

•	Our failure to obtain in writing the obligation to perform or be bound by the terms of the Severance Policy by any successor company or any purchaser of all or substantially all of our assets; or

•	Any material breach by us of the terms and conditions of the Severance Policy.
Pursuant to Mr. Mattes’ employment agreement, if we decide not to renew Mr. Mattes’ employment agreement and his employment terminates or if Mr. Mattes terminates his employment with "good reason" he will be entitled to receive the payments and benefits discussed above for a termination without cause. "Good reason" is defined as the occurrence of any of the following events, without Mr. Mattes’ written consent and following our opportunity to cure:

•	A change in title or material duties that results in a material diminution of his authority;

•	A material reduction in base salary or target annual incentive opportunity;

•	A requirement that he change his principal job location in excess of 50 miles from North Canton, Ohio;

•	He is removed from the Board of the Board’s own volition;

•	Our failure to obtain in writing the obligation to perform or be bound by the terms of the employment agreement by any successor or purchaser of substantially all of our assets; or

•	Any material breach by us of the terms and conditions of the employment agreement.
Payments Made Upon Retirement
Generally, in the event of the retirement of a NEO at or after the earliest voluntary retirement age, in addition to the benefits identified above under "Voluntary Without Good Reason or Involuntary With Cause," he or she is entitled to the following:

•	All outstanding unvested options and RSUs immediately vest if the NEO had attained the age of 65 and completed five or more years of continuous employment;

•
All outstanding RSUs vest pro-rata based upon the time employed in the year of termination relative to the deferral period of the RSUs, if the sum of the NEO’s age and years of continuous employment equals or exceeds 70; and

•
Pro-rata performance-based share amounts (except amounts granted under the Transformation Grant), based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others if the NEO had attained the age of 65 and completed five or more years of continuous employment or if the sum of the NEO’s age and years of continuous employment equal or exceed 70.

In 2015, Mr. Chapman did not satisfy the retirement eligibility conditions for either the Qualified Retirement Plan or the Pension Restoration SERP. Similarly, in 2015, Ms. Rutt did not satisfy the retirement eligibility conditions for the Qualified Retirement Plan, the Pension Restoration SERP, or the Pension SERP.
The amounts shown for Messrs. Mattes, Leiken, Merz, Mayes and Ms. Rutt also include the value of their vested nonqualified defined contribution balance in the 401(k) Restoration SERP. Retirement eligibility is age 55 under the 401(k) SERP and the 401(k) Restoration SERP.
Payments Made Upon Death or Disability
In the event of the death of a NEO (other than Mr. Mattes, whose treatment is summarized below), the NEO or his or her estate or beneficiaries receives:

•	A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results;

•	All outstanding unvested options vest and remain exercisable for a period of twelve months (or the earlier scheduled expiration);

•	All outstanding RSUs vest;

•
Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•	Benefits under our group term life insurance plan or any supplemental life insurance plan, as applicable.
If a NEO (other than Mr. Mattes, whose treatment is summarized below) has a termination from employment for disability that is a "separation from service," as that term is defined in Section 409A of the Internal Revenue Code, the NEO has the right to receive the same benefits as if he or she were terminated without cause, as listed above, except that the Transformation Grant will vest on a pro-rated basis together with all other performance-based grants.
Under Mr. Mattes’ employment agreement, Mr. Mattes (or Mr. Mattes’ estate or beneficiaries, as applicable) would be entitled to the following upon his death or disability (subject, in the case of disability, to a general release of claims and acknowledgment of his two-year non-competition, three-year non-solicitation and confidentiality covenants contained in the employment agreement):

•	A lump sum payment of accrued vacation pay and unreimbursed business expenses;

•	A lump sum pro-rata payment of the bonus, at target, under our Annual Cash Bonus Plan based upon the time employed in the year of termination;

•	All outstanding unvested options and stock appreciation rights vest and remain exercisable for a period of twelve months (or the earlier scheduled expirations);

•
Pro-rata performance-based share amounts, based upon the time employed in the year of termination relative to the performance period, to the extent such awards are earned, payable when such awards are generally paid to others; and

•
In the case of disability, continued participation in all of our employee health and welfare benefit plans for the shorter of (i) two years and (ii) the date he receives equivalent coverage from a subsequent employer.

NEOs who die while actively employed are eligible for surviving spouse benefits from the Qualified Retirement Plan payable at the NEO’s normal retirement date (or on an actuarially reduced basis at an early retirement date) if the NEO had at least five years of service. The benefit is equal to 50% of the benefit payable if the NEO terminated employment on the date of his death, survived to the payment date as elected by his or her spouse, and elected to begin receiving the 50% joint and survivor form of payment. Benefits payable to the surviving spouse upon death of the NEO from the Pension SERP and the Pension Restoration SERP are payable at the later of the executive’s early retirement date or date of death. For the Pension SERP, the death benefit is equal to the benefit that would have been payable to the NEO if he or she terminated employment on the date of death and survived to his or her first payment date. NEOs must have ten years of service at the time of death for death benefits to be payable under the Pension SERP. For the Pension Restoration SERP, the death benefit is equal to 50% of the benefit, actuarially adjusted for the difference in age between the NEO and spouse, that would have been payable to the executive if he or she terminated employment on the date of death and survived to his or her first payment date. NEOs must have five years of service at the time of death for death benefits to be payable under the Pension Restoration SERP. The 401(k) SERP and 401(k) Restoration SERP pay a death benefit equal to the executive’s plan account if the executive had ten years of service and three years of service, respectively.
Disability benefits are payable immediately on an unreduced basis from the Qualified Retirement Plan based on service at the date of disability if the NEO had at least 15 years of service and was determined to be totally and permanently disabled. Disability benefits under the Pension SERP, Pension Restoration SERP, and 401(k) SERP are payable immediately on an unreduced basis for disability after the NEO has at least 15 years of service. Disability benefits under the 401(k) Restoration SERP are payable immediately on an unreduced basis.
For the defined benefit plans, we have shown the present value of the death benefits payable to the NEO’s spouse (except for Ms. Rutt) in case of the NEO’s death as of December 31, 2015. For the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP, the values shown reflect the present value of the early retirement benefits.

Under the disability scenario for the defined benefit plans, we have reflected the present value of the immediately payable benefit if the NEO is eligible for disability as of the measurement date. In determining the value of the disability benefits, we used the RP-2014 Disabled Retirees mortality table with fully generational projection using MP-2014 and the assumptions noted under "Present Value of Accumulated Benefits" above.
For both the death and disability scenarios, for all NEOs, we have included the value of their vested nonqualified defined contribution balances which are payable immediately.
Payments Made Upon a Termination Following a Change-in-Control
Pursuant to the change-in-control agreements described previously, as well as Mr. Mattes’ employment agreement, following a change-in-control the term of employment for each NEO will extend until at least the third anniversary of the change-in-control (two years for Mr. Mattes). If, within that time period, an NEO’s employment is terminated without cause or if the NEO terminates his or her employment for good reason, the NEO is entitled to the following benefits:

•	Unpaid base salary and accrued vacation pay and unreimbursed business expenses;

•	A lump sum payment equal to two times base salary and target cash bonus;

•
A lump sum pro-rata payment of the bonus under our Annual Cash Bonus Plan, based upon the time employed in the year of termination and actual full-year performance results (and, under Mr. Mattes' employment agreement, assuming individual performance at target levels);

•	Two years of continued participation in our employee health and welfare benefit plans; and

•
A lump sum payment in an amount equal to the additional benefits the NEO would have accrued under each qualified or nonqualified pension, profit sharing, deferred compensation or supplemental plan for one additional year of service, provided the NEO was fully vested prior to termination.

Pursuant to the terms of the applicable equity compensation agreements, if following the change-in-control the NEO is terminated without cause or he or she terminates employment for good reason, the NEO is entitled to the following benefits:

•	All outstanding unvested options immediately vest;

•	All outstanding RSUs immediately vest and become nonforfeitable; and

•
Unearned and nonforfeited performance-based shares become nonforfeitable at 100% of target as long as the NEO is employed at the end of the performance period or was terminated without cause or with good reason.

In addition to the above, if within two years following the change-in-control Mr. Mattes is terminated without cause or he terminates his employment with good reason, he will also be entitled to receive:

•
All unearned performance-based shares or performance units will become nonforfeitable at 100% of target (except with respect to the Transformation Grant shares, which will be earned at 100% as long as Mr. Mattes is employed at the end of the performance period or was terminated without cause or with good reason); and

•	Professional outplacement services for up to two years.
For all of these agreements, a change-in-control is deemed to occur upon any of the following events (subject to limited exceptions described in such agreements):

•	Acquisition by any individual, group or entity of beneficial ownership of thirty percent or more of our outstanding shares;

•
The incumbent board ceases, for any reason other than death or disability, to constitute at least a majority of the Board, with any individual whose nomination and election was approved by at least a majority vote of the incumbent directors considered as though a member of the incumbent board, and excluding for these purposes any individual whose initial assumption of office occurs as a result of an actual or threatened election contest;

•	A reorganization, merger, consolidation or sale of all or substantially all of our assets; or

•	Approval by our shareholders of a complete liquidation or dissolution.
Further, for purposes of the equity compensation agreements and the change-in-control agreements, a voluntary termination by a NEO upon a change-in-control will be deemed for good reason upon the occurrence of any of the following events:

•	Failure to elect, re-elect or otherwise maintain the NEO in the offices or positions held prior to the change-in-control;

•
A material reduction in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position held by the NEO, or a reduction in aggregate compensation or employee benefit plans;

•
We liquidate, dissolve, merge, consolidate or reorganize or transfer all or a significant portion of our business or assets, unless the successor has assumed all duties and obligations of the change-in-control agreements; or

•
We relocate and require the NEO to change his or her principal location of work to any location which is in excess of 50 miles from his or her previous location of work, or requires the NEO to travel significantly more than was previously required; or

•	Any material breach of the agreement.
For the "good reason" definition under Mr. Mattes’ agreement, please see the discussion under "Involuntary Without Cause or Voluntary With Good Reason" above.
For purposes of calculating the retirement benefits payable when a change-in-control occurs with termination, each NEO actively employed as of December 31, 2015 may be entitled to the following:

•
If participating in the Qualified Pension Retirement Plan, Pension SERP and/or Pension Restoration SERP the benefits are determined using the plan provisions as described in the "2015 Pension and Retirement Benefits" above;

•	If participating in the 401(k) Restoration Plan, a benefit equal to the one additional year of employer match, the amount of which is contributed to the 401(k) Restoration SERP;

•	401(k) SERP benefit; and

•	401(k) Restoration which includes immediate vesting under the 401(k) Restoration Plan.
For the Qualified Retirement Plan, the Pension SERP and the Pension Restoration SERP, we have reflected, in the "Post-Termination Payments Table" below the present value of the accrued benefit payable at normal retirement. Under the terms of the defined benefit SERPs, these benefits are payable at the later of the executive’s early retirement date or the date of a change-in-control with termination.
For the 401(k) SERP and the 401(k) Restoration SERP, the change-in-control trigger provides for the immediate vesting of all defined contribution balances, as well as an additional year of employer match. These balances are not payable to the NEO until he has attained at least age 55 under the terms of the nonqualified defined contribution plans. All NEOs are entitled to enhancements due to the change-in-control provisions, except for Mr. Chapman, who does not participate in the 401(k) SERP or the 401(k) Restoration SERP.

Effect of Section 409A on Timing of Payments
With respect to any severance amounts payable to our executives, any amounts that are not exempt from Section 409A of the Internal Revenue Code will be subject to the required six-month delay in payment after termination of service, provided that the executive is deemed a "specified employee" for purposes of Section 409A at the time of termination of service.
Post-Termination Payments Table

Name	Voluntary or w/Cause ($)	Involuntary w/o Cause or w/ Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change in Control w/ Termination ($)
Andreas W. Mattes
Salary/Bonus	-	4,762,500	-	1,312,500	1,312,500	4,762,500
Stock options	-	-	-	-	-	-
Performance shares[1]	-	5,164,241	-	5,164,241	5,164,241	9,467,096
RSUs	-	1,008,377	-	1,838,198	1,838,198	1,838,198
Pension Plans and SERP Benefits[2]	249,020	249,020	249,020	249,020	249,020	448,719
Other Benefits[3]	-	43,043	-	-	28,043	43,043
Total:	249,020	11,277,181	249,020	8,563,959	8,592,002	16,559,556[4]
Christopher A. Chapman
Salary/Bonus	-	1,980,000	-	180,000	180,000	1,980,000
Stock options	-	1,659	-	1,659	1,659	1,659
Performance shares[1]	-	305,282	-	305,282	305,282	623,284
RSUs	-	189,090	-	198,654	198,654	198,654
Pension Plans and SERP Benefits[2]	324,379[5]	324,379	-	95,373	1,018,301	324,379
	219,971[6]
Other Benefits[3]	-	41,704	-	-	-	26,704
Total:	324,379	2,842,114	-	780,968	1,703,896	3,154,680[4]
	219,971
Jonathan B. Leiken
Salary/Bonus	-	1,360,000	-	160,000	160,000	1,760,000
Stock options	-	-	-	-	-	-
Performance shares[1]	-	248,191	-	248,191	248,191	466,726
RSUs	-	23,160	-	75,797	75,797	75,797
Pension Plans and SERP Benefits[2]	23,051	23,051	23,051	23,051	23,051	39,571
Other Benefits[3]	-	35,060	-	-	-	26,747
Total:	23,051	1,689,462	23,051	507,039	507,039	2,368,840[4]
Stefan E. Merz
Salary/Bonus	-	1,208,000	-	128,000	128,000	1,568,000
Stock options	-	-	-	-	-	-
Performance shares[1]	-	353,579	-	353,579	353,579	618,830
RSUs	-	179,852	-	128,875	128,875	128,875
Pension Plans and SERP Benefits[2]	134,363	134,363	134,363	134,363	134,363	180,644
Other Benefits[3]	-	34,969	-	-	-	26,625
Total:	134,363	1,910,763	134,363	744,817	744,817	2,522,975[4]
Sheila M. Rutt

Name	Voluntary or w/Cause ($)	Involuntary w/o Cause or w/ Good Reason ($)	Retirement ($)	Death ($)	Disability ($)	Change in Control w/ Termination ($)
Salary/Bonus	-	1,010,625	-	91,875	91,875	1,316,875
Stock options	-	2,792	-	2,792	2,792	2,792
Performance shares[1]	-	348,718	-	348,718	348,718	617,447
RSUs	-	206,176	-	386,837	386,837	386,837
Pension Plans and SERP Benefits[2]	817,282[5]	817,282	231,200	231,200	1,627,342	833,190
	405,372[6]
Other Benefits[3]	-	25,822	-	-	-	14,510
Total:	817,282	2,411,475	231,200	1,061,422	2,547,564	3,171,651
	405,372

[1]
For all outstanding performance-based awards we have assumed that the payouts of the awards will be made at target levels. In reality, the payouts may be lower or higher depending upon the actual level of performance achieved in the future.

[2]
The Pension Plans and SERP Benefits amount represents the total value to the NEO under our defined benefit and defined contribution plans, excluding the Qualified 401(k) Plan. The assumptions used to calculate the value of the Qualified Retirement Plan, Pension SERP and Pension Restoration SERP benefits are consistent with those used to calculate the values above under "2015 Pension and Retirement Benefits." Retirement eligibility is age 50 with 70 points under the Qualified Pension, the Pension SERP and Pension Restoration SERP. For Messrs. Leiken, Mattes, and Merz and for Ms. Rutt, the values include the vested balance in the 401(k) Restoration SERP. This balance is payable when the participant turns age 55 or their current age if older than 55.

[3]
"Other Benefits" includes, as applicable, the total value of any other contributions by us on behalf of the NEO for health and welfare benefit plans and outplacement services which the NEO was eligible to receive as of December 31, 2015.

[4]
These payments would be subject (in whole or in part) to an excise tax imposed by Section 280G of the Code. In accordance with the NEO’s change-in-control or employment agreement, we will reduce certain of these payments to the extent necessary so that no portion of the total payment is subject to the excise tax, but only if this results in a better net-of-tax result for the NEO. The calculations in this table do not reflect any such reduction or adjustment.

[5]	Payment for voluntary termination.

[6]	Payment for termination with cause.

REPORT OF AUDIT COMMITTEE
The Audit Committee is currently comprised of Patrick W. Allender, Chair, Gale S. Fitzgerald, Robert S. Prather, Jr., and Alan J. Weber. Each member of the committee is independent as defined in the NYSE Listed Company Manual and SEC rules. The primary duties and responsibilities of the committee are (1) to monitor the adequacy of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (2) to monitor the independence and performance of our outside auditors and internal audit department, and (3) to provide an avenue of communication among the outside auditors, management, the internal audit department and the Board. The Board has adopted an Audit Committee Charter, which is available on our web site at http://www.diebold.com.
The Audit Committee has reviewed and discussed with our management and KPMG LLP, our independent registered public accounting firm, the audited financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2015. The Audit Committee has also discussed with our independent registered public accounting firm the matters required to be discussed pursuant to SAS No. 16 "Communications with Audit Committees," issued by the Public Company Accounting Oversight Board (United States) (PCAOB).
The Audit Committee has received and reviewed the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. The Audit Committee has also considered whether the provision of non-audit services to us by KPMG LLP is compatible with maintaining its independence.
Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC.
The foregoing report was submitted by the Audit Committee and shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act.

The Audit Committee:
Patrick W. Allender, Chair
Gale S. Fitzgerald
Robert S. Prather, Jr.
Alan J. Weber

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2
The Audit Committee has again appointed KPMG LLP, our independent registered public accounting firm since 1965, to examine our accounts and other records for the year ending December 31, 2016. This appointment is being presented to you for ratification at the Annual Meeting. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection.
KPMG LLP has no financial interest, direct or indirect, in us or any of our subsidiaries.
A representative of KPMG LLP is expected to be present at the 2016 Annual Meeting, to make a statement if he or she desires and to respond to appropriate questions.

Audit and Non-Audit Fees
The following table shows the aggregate fees billed to us for the annual audit and the review of the interim financial statements and other services provided by KPMG LLP for fiscal 2015 and 2014.

	2015	2014
Audit Fees[1]	$4,624,000	$4,289,000
Audit-Related Fees	—	—
Tax Fees[2]	$193,000	356,000
All Other Fees[3]	—	—
Total	$4,817,000	$4,645,000

[1]
Audit Fees consist of fees billed for professional services rendered for the audit of our annual financial statements and the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

[2]
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning, both domestic and international. These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

[3]
All Other Fees consist of fees billed for those services not captured in the audit, audit-related and tax categories. We generally do not request such services from our independent registered public accounting firm and did not incur fees for any such services for 2015 or 2014.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm.
These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to Patrick W. Allender, Chair of the Audit Committee, when expedition of services is necessary, provided that Mr. Allender must report any decisions to pre-approve to the full Audit Committee at its next scheduled meeting. All of the fees included under the categories "Audit-Related Fees," "Tax Fees" and "All Other Fees" above were pre-approved by the Audit Committee. None of these fees were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

PROPOSAL 3: APPROVAL, ON AN ADVISORY BASIS,
OF NAMED EXECUTIVE OFFICER COMPENSATION

Proposal 3
In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our shareholders the opportunity to cast an advisory (non-binding) vote to approve the compensation paid to our NEOs, as disclosed in "Compensation Discussion and Analysis" and "Executive Compensation" above, pursuant to the compensation rules of the SEC. While this vote is advisory, and thus not binding on the Company, the Board values the opinions of our shareholders and the Compensation Committee will review the results of the vote and expects to take them into consideration when making future decisions regarding named executive officer compensation. Under current Board policy, the shareholder vote for advisory approval of named executive officer compensation will occur annually. After the 2016 Annual Meeting, the next such vote will occur at our 2017 Annual Meeting of Shareholders.

"Compensation Discussion and Analysis" and "Executive Compensation" above describe our executive compensation program and the decisions and rationale of our Compensation Committee. Our executive pay program is designed to enable us to attract, retain and motivate high quality executives who will provide us with dynamic leadership and are instrumental to our success. We emphasize performance-based variable pay through a mix of base salary, annual cash bonuses and long-term incentives and seek to provide total pay that is commensurate with our performance and competitive with our peer group. Accordingly, we are asking our shareholders to vote FOR the following resolution:
"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED."

SHAREHOLDERS SHARING THE SAME ADDRESS
Some banks, brokers and other intermediaries engage in the practice of "householding" our proxy statements, annual reports and Notice of Internet Availability of Proxy Materials. This means that, if shareholders within the same household request a physical copy of our proxy statement, annual report or Notice of Internet Availability of Proxy Materials, only one copy may be sent to that household unless the shareholders specifically request to receive multiple copies. We will promptly deliver a separate copy of our Annual Report on Form 10-K for the year ended December 31, 2015, this proxy statement or Notice of Internet Availability of Proxy Materials to you if you share an address subject to householding. Please contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.
Please contact your bank, broker or other intermediary if you wish to receive individual copies of our proxy materials in the future. Please contact your bank, broker or other intermediary, or our Corporate Secretary as provided above if members of your household are currently receiving individual copies and you would like to receive a single household copy for future meetings.

EXPENSES OF SOLICITATION
The cost of soliciting the proxies will be paid by us. In addition to solicitation by mail, some of our directors, officers and employees, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. We may also enlist, at our own cost, the assistance of banks, bankers and brokerage houses in additional solicitations of proxies and proxy authorizations, particularly from those of their clients or customers whose shares are not registered in the clients’ or customers’ own names. Brokers, bankers, etc., will be reimbursed for out-of-pocket and reasonable clerical expenses incurred in obtaining instructions from beneficial owners of the common shares. It is estimated that the expense of such special solicitation will be nominal. In addition, Georgeson has been retained to assist in the solicitation of proxies for an estimated fee of $10,000.

SHAREHOLDER PROPOSALS
We must receive by November 10, 2016 any proposal of a shareholder intended to be presented at our 2017 Annual Meeting of Shareholders and to be included in our proxy, notice of meeting and proxy statement related to the 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act. Such proposals should be submitted to our Corporate Secretary at our principal executive office by certified mail, return receipt requested.
Notice of proposals of shareholders submitted outside the processes of Rule 14a-8 under the Exchange Act, including nominations of directors, which a shareholder intends to present at our 2017 Annual Meeting, but which will not be included in our proxy, notice of meeting and proxy statement related to the 2017 Annual Meeting, or non-Rule 14a-8 proposals, must be received by us at our principal executive office on or between December 10, 2016 and January 9, 2017 (or, if the 2017 Annual Meeting is held more than 30 days prior to or after April 21, 2017, not later than the close of business on the later of the 90th day prior to the 2017 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2017 Annual Meeting is first made), or such proposals will be considered untimely under the advance notice provisions of our code of regulations.
Non-Rule 14a-8 proposals must comply with certain provisions of our code of regulations. Our proxy related to the 2017 Annual Meeting will give discretionary authority to the Proxy Committee to vote with respect to all non-Rule 14a-8 proposals properly brought before the 2017 Annual Meeting.

OTHER MATTERS
We are not aware of any matters to be presented at the 2016 Annual Meeting other than the matters set forth herein. Should any other matters be presented for a vote of the shareholders, the proxy in the enclosed form confers discretionary voting authority upon the Proxy Committee. In accordance with the provisions of Ohio Revised Code, the Board has appointed inspectors of elections to act at the 2016 Annual Meeting.
For information on how to obtain directions to be able to attend the 2016 Annual Meeting and vote in person, please see the directions at the end of this proxy statement or contact our Corporate Secretary at 5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077 or (330) 490-4000.

By Order of the Board of Directors
/s/ Jonathan B. Leiken
Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Secretary
Canton, Ohio
March 10, 2016

Directions to Courtyard Marriott 4375 Metro Circle NW, North Canton, Ohio 44720
From Akron-Canton Regional Airport
Take Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Youngstown (East)
Take Interstate 76 West to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Cleveland Hopkins International Airport
Take Route 71 South to the Ohio Turnpike (80 East). Proceed on the Ohio Turnpike to Exit 180 (Route 8 South). Continue on Route 8 South to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

From Columbus (West)
Take Interstate 71 North to Interstate 76/224 East. Continue for approximately 20 miles to Interstate 77 South. Proceed on Interstate 77 South to the Everhard Road Exit. Turn right onto Everhard Road NW. Take the first right onto Dressler Road NW. Take the first right onto Metro Circle NW. The hotel is located on the left.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

DIEBOLD, INCORPORATED 5995 MAYFAIR ROAD PO. BOX 3077 NORTH CANTON, OH 44720-8077
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:
	☐	☐	☐
1. Election of Directors
Nominees
01 Patrick W. Allender	02 Phillip R. Cox	03 Richard L. Crandall	04 Gale S. Fitzgerald	05 Gary G. Greenfield
06 Andreas W. Mattes	07 Robert S. Prather, Jr.	08 Rajesh K. Soin	09 Henry D. G. Wallace	10 Alan J. Weber

The Board of Directors recommends you vote FOR proposals 2 and 3.				For	Against	Abstain
2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016;				☐	☐	☐
3. To approve, on an advisory basis, named executive officer compensation.				☐	☐	☐

NOTE: The Common Shares represented by this proxy will be voted by the Proxy Committee, as recommended by the Board of Directors, unless otherwise specified.
The Board of Directors recommends a vote "FOR" these items.

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.

Signature (PLEASE SIGN WITHIN BOX)				Date
PLEASE VOTE TODAY

PLEASE VOTE TODAY
SEE REVERSE SIDE
FOR THREE EASY WAYS TO VOTE!

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DIEBOLD, INCORPORATED
This Proxy is Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Andreas W. Mattes and Christopher A. Chapman, and each of them, as the Proxy Committee, with full power of substitution, to represent and to vote all the Common Shares of Diebold, Incorporated held of record by the undersigned on February 26, 2016, at the annual meeting of shareholders, which will be held at the Courtyard Marriott, 4375 Metro Circle NW, North Canton, Ohio 44720 (directions available in the proxy statement) on April 21, 2016 at 11:30 a.m. EDT, or at any adjournment or postponement thereof, as indicated on the reverse side. This card also constitutes your voting instructions for any and all shares held of record by Wells Fargo Bank, N.A. for the account in the Dividend Reinvestment Plan.
This proxy covers all shares for which the undersigned has the right to give voting instructions to Bank of America Merrill Lynch, Trustee of the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN #610146 and the DIEBOLD, INCORPORATED 401(K) SAVINGS PLAN FOR PUERTO RICO ASSOCIATES #610147. This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 5:30 p.m. EDT on April 19, 2016 the Trustee will vote your shares held in the Plans.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote the shares unless you sign and return this Card. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.
Continued and to be signed on reverse side